Exhibit 2.1

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Zynga Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SHARE PURCHASE AGREEMENT

BY AND AMONG

ZYNGA INC.,

ZYNGA GAME INTERNATIONAL LIMITED,

NATURALMOTION LIMITED,

THE SHAREHOLDERS THEREOF,

AND

THE SELLERS’ REPRESENTATIVE

DATED AS OF JANUARY 30, 2014

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4.13 Governmental Authorizations	32
4.14 Tax Matters	32
4.15 Employee and Labor Matters	36
4.16 Employee Benefit Plans and Compensation	39
4.17 Environmental Matters	42
4.18 Insurance	43
4.19 Related Party Transactions	43
4.20 Proceedings; Orders	43
4.21 Authority; Binding Nature of Agreement	44
4.22 Governmental Consents	44
4.23 Compliance with Organizational Documents	44
4.24 Brokers	44
4.25 Transaction Expenses	45

SECTION 5 WARRANTIES OF PARENT AND BUYER	45

5.1 Organization and Good Standing	45
5.2 Capital Structure	45
5.3 Authority; Binding Nature of Agreement	45
5.4 Proceedings	45
5.5 Governmental Consents	46
5.6 Compliance with Documents	46
5.7 SEC Filings; Financial Statements	46
5.8 Sufficient Funds Available	47

SECTION 6 CERTAIN COVENANTS OF THE PARTIES	47

6.1 Interim Operations of the Company	47
6.2 Cooperation	50
6.3 Access and Reports	50
6.4 Employee Benefits.	51
6.5 Company Options	52
6.6 Issuance of Restricted Stock Units	53
6.7 Indemnification of Officers and Directors	53
6.8 Tail Insurance	53
6.9 Tax Matters	53
6.10 Registration Statement	55
6.11 Registrable Shares Indemnification	56
6.12 Public Announcements	58
6.13 Listing	58
6.14 Restrictions on Transfer	58
6.15 Compliance with Regulation S	59
6.16 Joinder Agreement	59
6.17 Protection of the Buyer’s Goodwill	59
6.18 Parent’s Undertaking	59
6.19 Form S-8	59

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SECTION 7 CONDITIONS	59

7.1 Conditions to Each Party’s Obligation to Consummate the Transactions	59
7.2 Conditions to Obligations of Parent and Buyer	60
7.3 Conditions to Obligations of the Company and the Sellers	62

SECTION 8 TERMINATION	62

8.1 Termination	62
8.2 Effect of Termination and Abandonment	63

SECTION 9 INDEMNIFICATION	63

9.1 Survival of Warranties	63
9.2 Indemnification	64
9.3 Tax Indemnification; Straddle Period	67
9.4 Effect of Waiver of Condition	68
9.5 Escrow Arrangements	68
9.6 Exclusive Remedy	73
9.7 Sellers’ Representative	73
9.8 Tax Treatment of Indemnification Payments.	74

SECTION 10 MISCELLANEOUS PROVISIONS	75

10.1 Further Assurances	75
10.2 Fees and Expenses	75
10.3 Attorneys’ Fees	75
10.4 Notices	75
10.5 Time of the Essence	77
10.6 Headings	77
10.7 Counterparts and Exchanges by Electronic Transmission or Facsimile	77
10.8 Governing Law; Arbitration	77
10.9 Successors and Assigns	79
10.10 Remedies Cumulative; Specific Performance	79
10.11 Waiver	80
10.12 Amendments	80
10.13 Severability	80
10.14 Parties in Interest	80
10.15 Privileged Information	80
10.16 Entire Agreement	81
10.17 Schedules	81

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (including schedules hereto, each as amended or restated from time to time, this “Agreement”) is entered into as of January 30, 2014 (the “Execution Date”) by and among Zynga Inc., a Delaware corporation (“Parent”), Zynga Game International Limited, a company incorporated in Ireland and a wholly owned subsidiary of Parent (“Buyer”), NaturalMotion Limited, a private company limited by shares, incorporated in England and Wales with company number 04304578 (the “Company”), the shareholders of the Company listed on the signature pages hereto (including any signature pages and Joinder Agreements delivered after the Execution Date pursuant to Section 6.1(a)(iv) (collectively, the “Sellers” and each individually a “Seller”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Sellers (the “Sellers’ Representative”).

RECITALS

A. On the Execution Date, the Sellers collectively own all of the entire issued share capital of the Company.

B. Each Seller desires to sell to Buyer, and Buyer desires to purchase from each Seller, all of the Company Shares held by it in each case subject to the terms and conditions set forth in this Agreement.

C. Concurrent with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement and with the intention of assuring to Buyer the full benefit and value of the goodwill, confidential information and connections of the Company and its Subsidiaries, the Founder and the Key Employees in their capacity as both employees and Sellers are entering into certain non-competition and non-solicitation agreements set forth on Schedule 2, which are an integral part of the transactions contemplated by this Agreement.

D. Parent, Buyer, the Company, each Seller and the Sellers’ Representative desire to make certain warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the parties agree as follows:

SECTION 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement have the definitions assigned to them as set forth in Exhibit A.

1.2 Construction.

(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) References. Except as otherwise indicated, all references in this Agreement to “Sections”, “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) Ejusdem generis. The ejusdem generis rule of construction shall not apply to this Agreement and accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things.

(f) U.S. Dollars. Any references herein to Dollars or “$” are to U.S. Dollars. All payments and adjustments under this Agreement shall be made in U.S. Dollars.

SECTION 2

DESCRIPTION OF TRANSACTION

2.1 Purchase and Sale of Company Shares. Subject to the terms and conditions of this Agreement, and in reliance on the warranties and covenants contained herein, at the Closing, each Seller, severally and not jointly, agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from each such Seller, all the Company Shares held by such Seller (which total number of Company Shares held by each such Seller is set forth opposite such Seller’s name on Schedule 1), free and clear of any Encumbrance and with full title guarantee, for the Employee Consideration, the Founder Consideration, the Key Employee Consideration or the Outside Consideration, as applicable, in each case subject to adjustment pursuant to Section 2.5. Prior to the Closing, the Company shall deliver to Buyer an updated and final version of Schedule 1 to reflect the exercise of Company Options and any share repurchases in accordance with this Agreement, which Schedule 1 shall also accurately set forth the amount of Employee Consideration, Founder Consideration, Key Employee Consideration or Outside Consideration, as applicable, to be received by each Seller pursuant to and in accordance with the terms of this Agreement (without taking into account any adjustments pursuant to Section 2.5).

2.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of Company Shares provided for in this Agreement (the “Closing”) shall take place at 9:00 a.m., Pacific Time, on the third (3rd) Business Day following the satisfaction or waiver of the last condition in Section 7 to be satisfied or waived or at such other time as Buyer and the Company mutually agree in writing (the “Closing Date”). The

Closing shall take place at the offices of Sullivan & Cromwell LLP, 1870 Embarcadero Road, Palo Alto, CA 94303 (or at such other place as the parties hereto agree).

2.3 Deliveries at Closing.

(a) By Each Seller.

(i) Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall deliver (or cause to be delivered) to the Paying Agent the share certificates representing ownership of such Seller’s Company Shares, accompanied by duly executed transfers of the Company Shares in favor of Buyer together with duly executed powers of attorney in the form attached as Exhibit B hereto in respect of the exercise and enjoyment of all rights attaching to the relevant Company Shares of that Seller pending the registration of their transfer to Buyer and a fully and properly completed tax withholding forms in the form attached as Exhibit C hereto. Delivery of such share certificates pursuant to the foregoing sentence will be deemed to be a certification to Parent and Buyer, solely on behalf of such Seller, that the conditions set forth in Section 7.2(b) and 7.2(d) (as they relate to the warranties of such Seller and compliance with the covenants of such Seller) have been satisfied.

(ii) Promptly following the Closing, the Founder shall complete and execute an election under Section 83(b) of the Code with respect to the Parent Shares issued hereunder subject to vesting pursuant to the terms of the Founder’s Restricted Stock Award Agreement and in the form attached as Exhibit D (the “Election”). The Founder shall file the completed Election with the IRS and agrees to file a copy of the completed Election with his U.S. federal income tax return.

(b) By the Company. Subject to the terms and conditions of this Agreement, at the Closing (or at such earlier or later time as may be specified below) the Company shall deliver (or cause to be delivered) to Buyer:

(i) a certificate, dated as of the Closing Date, signed by the Secretary of the Company certifying (A) that attached to such certificate are true and complete copies of (1) the Company Organizational Documents and (2) all resolutions of the Company’s board of directors approving this Agreement and the transactions contemplated hereby (the “Transactions”) and (B) as to the incumbency and specimen signature of each employee or director of the Company executing this Agreement or any certificate or instrument furnished pursuant thereto;

(ii) a certificate, signed by the Chief Executive Officer of the Company, as contemplated by Sections 7.2(a), 7.2(c), 7.2(i) and 7.2(k);

(iii) evidence in a form reasonably satisfactory to the Buyer that each of the Company Equity Plans has been amended as set forth in Exhibit E including, in respect of each of the Company Equity Plans, evidence of consent to the amendments from (i) the holders of Company Options representing at least 75% of the Company Shares subject to Company Options under such Company Equity Plan that are vested and exercisable as at Closing and (ii) the holders of Company Options representing at least 75% of the Company Shares subject to Company Options under such Company Equity Plan that are not vested and exercisable as at Closing (the “Equity Plan Amendment”);

(iv) no later than one (1) Business Day prior to the Closing, the Closing Certificate, which Closing Certificate shall be updated prior to Closing to reflect any exercise of Company Options;

(v) written resignations of all directors and the secretary of the Company as Parent may request no later than 3 Business Days prior to the Closing Date, effective as of the Closing Date;

(vi) the consents or approvals described in Section 7.2(h);

(vii) proof of amendment of the Company’s articles of association;

(viii) an opinion of WilmerHale, U.K. counsel to the Company, addressed to Parent and Buyer, dated as of the Closing Date and substantially in the form of Exhibit F;

(ix) a duly executed Preferred Majority Consent from each necessary shareholder in the form of Exhibit G;

(x) a duly executed Joinder Agreement from each holder of Company Shares (including Company Shares received upon the exercise of Company Options pursuant to Section 6.5) that has not executed this Agreement on the Execution Date, substantially in the form of Exhibit H;

(xi) a duly executed Confidentiality and Assignment Agreement from 90% of all Continuing Employees (including each Continuing Employee that has executed this Agreement or a Joinder Agreement or consented to the Equity Plan Amendment), substantially in the form of Exhibit I; and

(xii) the Escrow Agreement, executed by the Sellers’ Representative.

(c) By Buyer. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver (or cause to be delivered):

(i) to each Employee Seller, a duly executed Buyer Loan Note;

(ii) to each Outside Seller, a duly executed Buyer Loan Note;

(iii) to the Founder, a duly executed Buyer Loan Note;

(iv) to the Key Employees, a duly executed Buyer Loan Note;

(v) to the Paying Agent, an amount of cash equal to the Aggregate Cash Consideration minus (1) the Cash Escrow Deposit, (2) the Net Working Capital

Expense Deposit and (3) the Expense Deposit, such amount to be allocated by the Paying Agent as follows: (A) to each Employee Seller, such Employee Seller’s Employee Cash Consideration; (B) to each Outside Seller, such Outside Seller’s Outside Cash Consideration less such Outside Seller’s Indemnifiable Pro Rata Share of the (x) Base Escrow Amount, (y) Net Working Capital Expense Deposit and (z) Expense Deposit; (C) to Founder, the Founder Cash Consideration less (1) an amount equal to the product of 0.5 multiplied by the Founder’s Indemnifiable Pro Rata Share of the Base Escrow Amount (such amount in (1), the Founder’s “Cash Escrow Contribution”) less (2) the Founder’s Indemnifiable Pro Rata Share of the (a) Net Working Capital Expense Deposit and (b) Expense Deposit; and (D) to each Key Employee, such Key Employee’s Key Employee Cash Consideration;

(vi) an amount (the “Cash Escrow Deposit”) equal to (A) $50,000,000 (the “Base Escrow Amount”) minus (B) an amount equal to the Founder’s Cash Escrow Contribution in immediately available funds to an account specified by the Escrow Agent (the “Escrow Account”);

(vii) an amount equal to $500,000 (the “Net Working Capital Expense Deposit”), in immediately available funds, to the Sellers’ Representative;

(viii) an amount equal to $500,000 (the “Expense Deposit”), in immediately available funds, to the Sellers’ Representative;

(ix) any unpaid Transaction Expenses, in immediately available funds, to be delivered pursuant to instructions set forth in the final invoices covering such expenses, which final invoices shall be delivered to Buyer by the Company no later than one (1) Business Days prior to the Closing Date;

(x) a certificate, signed by the Chief Executive Officer of Buyer, as contemplated by Sections 7.3(a) and 7.3(b); and

(xi) the Escrow Agreement, executed by Buyer.

The parties hereto acknowledge and agree that upon making the deliveries described in clauses (v), (vi), (vii) and (viii) of this Section 2.3(c), Buyer shall have discharged in full its obligation with respect to the payment of the Aggregate Cash Consideration under this Agreement.

In no event shall (x) the total amount of cash paid in respect of Company Shares and Company Options hereunder exceed $391,000,000 or (y) the sum of (i) the amount of cash paid in respect of Company Shares hereunder plus (ii) the product of (A) the number of shares of Class A Common Stock to be issued in respect of Company Shares multiplied by (B) the 30 Day Average Price plus (iii) the product of (A) the number of shares of Class A Common Stock issuable in respect of options to be issued pursuant to Section 6.5 multiplied by (B) the 30 Day Average Price exceed the Total Equity Value.

(d) Buyer Loan Notes.

(i) Upon receipt by the Sellers of the Buyer Loan Notes, the Sellers shall be registered as the holders of the Buyer Loan Notes.

(ii) Parent hereby grants to each Seller an option to require Parent to acquire each Buyer Loan Note in exchange for the consideration described in Section 2.3(d)(iv) (a “Put Option”). A Put Option shall be exercisable at any time upon a Seller giving Parent notice of such exercise in writing, at any time following registration of each Seller’s ownership pursuant to Section 2.3(d)(i) above. Exercise of a Put Option shall be effective one Business Day following delivery of such notice in writing, at which time the applicable Buyer Loan Notes shall be transferred to Parent and Parent shall be registered as the holder of such Buyer Loan Notes. Any exercise of a Put Option by a Seller shall be irrevocable.

(iii) Each Seller hereby grants to Parent an option to acquire each Buyer Loan Note in exchange for the consideration described in Section 2.3(d)(iv) (a “Call Option”). A Call Option shall be exercisable at any time upon Parent giving notice in writing of such exercise to the Sellers’ Representative on behalf of the applicable Seller or Sellers. Exercise of a Call Option shall be effective one Business Day following delivery of such notice in writing, at which time the applicable Buyer Loan Notes shall be transferred to Parent and Parent shall be registered as the holder of such Buyer Loan Notes, but not earlier than immediately following registration of each Seller’s ownership pursuant to Section 2.3(d)(i) above. Any exercise of a Call Option by Parent shall be irrevocable.

(iv) Upon exercise of a Put Option or a Call Option, in consideration for and concurrently with the transfer of the applicable Buyer Loan Note to Parent, Parent shall issue:

(A) To the applicable Employee Seller, shares in book-entry form representing such Employee Seller’s Employee Stock Consideration;

(B) To the applicable Outside Seller, shares in book-entry form representing such Outside Seller’s Outside Stock Consideration;

(C) To the Founder, shares in book-entry form representing the Founder’s Founder Stock Consideration, subject to Section 2.3(f); and

(D) To the applicable Key Employee, shares in book-entry form representing such Key Employee’s Key Employee Stock Consideration.

(e) Restricted Stock Award Agreements.

(i) Concurrent with the delivery of any consideration to an Employee Seller pursuant to Section 2.3(d)(iv) above, Parent and such Employee Seller shall deliver to the other a duly executed Restricted Stock Award Agreement with respect to such Employee Seller’s Employee Stock Consideration.

(ii) Concurrent with the delivery of any consideration to the Founder pursuant to Section 2.3(d)(iv) above, Parent and the Founder shall deliver to the other a duly executed Restricted Stock Award Agreement with respect to the Founder’s Founder Stock Consideration, subject to Section 2.3(f).

(iii) Concurrent with the delivery of any consideration to a Key Employee pursuant to Section 2.3(d)(iv) above, Parent and such Key Employee shall deliver to the other a duly executed Restricted Stock Award Agreement with respect to such Key Employee’s Key Employee Stock Consideration.

(f) Founder Holdback Shares. Notwithstanding Sections 2.3(d) and (e), as partial security for the indemnity obligations provided for in Article 9, upon acquisition of the Founder’s Buyer Loan Note by Parent, the Holdback Shares (which form a portion of the Founder Stock Consideration) shall be subject to additional terms of forfeiture as set forth in this Agreement. The Holdback Shares shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery pursuant to Article 9, all as set forth in Section 9.5.

2.4 Escrow Fund, Net Working Capital Expense Fund and Expense Fund.

(a) At the Closing, Buyer, the Sellers’ Representative and the Escrow Agent shall enter into an escrow agreement in substantially the form attached hereto as Exhibit K (the “Escrow Agreement”). The Cash Escrow Deposit, together with any interest or dividends accrued thereon, is sometimes referred to herein collectively as the “Escrow Fund.” The Escrow Fund shall be available to satisfy any indemnity claims made by the Indemnified Parties prior to the date that is fifteen (15) months after the Closing Date (the “End Date”) pursuant to Section 9. The Sellers shall be treated for tax purposes as the owners of the Escrow Fund and all interest and earnings earned by the Cash Escrow Deposit.

(b) The Founder shall be registered as the owner of the Holdback Shares and will have all rights with respect to the Holdback Shares attributable to the Founder (including the right to vote such shares and the right to be paid dividends with respect to such shares, provided, however, that non-taxable stock dividends, if any, shall become Holdback Shares), except (i) the right of possession thereof and (ii) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein.

(c) Promptly following the final determination of any claim made by any Indemnified Party pursuant to Section 9, Buyer and the Sellers’ Representative (subject to Section 9.2(f)) shall direct the Escrow Agent to distribute from the Escrow Fund an amount equal to the amount finally determined to be payable to such Indemnified Party in connection with such claim, if any, in each case in accordance with, and subject to the conditions set forth in, this Agreement and the Escrow Agreement. No later than ten (10) days following the End Date, the Escrow Agent shall distribute any remaining portion of the Escrow Fund, in accordance with, and subject to the conditions of, this Agreement and the Escrow Agreement, to the Paying Agent for distribution to each Indemnifying Party, which shall be allocated as follows:

(i) if the amount of the Founder’s share of the remaining Escrow Fund (not including interest or dividends accrued thereon) is less than the Founder’s Cash Escrow Contribution, then the remaining amount shall be allocated to the Outside Sellers in accordance with their respective pro rata shares (based on the aggregate Outside Consideration received by each Outside Seller hereunder);

(ii) if the amount of the Founder’s share of the remaining Escrow Fund (not including interest or dividends accrued thereon) is greater than the value of the Founder’s Cash Escrow Contribution, then the remaining amount shall be allocated (A) to Founder in an amount equal to the difference between (1) the Founder’s Cash Escrow Contribution less (2) the Founder’s Indemnifiable Pro Rata Share of any amounts that have been withdrawn from the Escrow Account pursuant to Section 9.5 less (3) any amounts that have been withdrawn from the Founder’s Cash Escrow Contribution in respect of indemnifiable Losses that have not been allocated to the Indemnifying Parties in accordance with their Indemnifiable Pro Rata Share; and (B) the remainder to Outside Sellers allocated in accordance with their pro rata shares (based on the aggregate Outside Consideration received by each Outside Seller hereunder);

provided, in each case of (i) and (ii), that to the extent there are any Unsatisfied Claims for indemnification under Section 9 for which an Officer’s Certificate has been timely provided, all or a portion of the Escrow Fund in an amount equal to such pending and unresolved claims shall be retained in the Escrow Account in accordance with the Escrow Agreement and shall subsequently be released in accordance with the procedures set forth in this Agreement and the Escrow Agreement. Amounts remaining in the Escrow Fund in respect of interest or dividends accrued thereon shall be allocated pro rata in accordance with the relative amounts distributed to the Founder and the Outside Sellers.

(d) Subject to the terms and conditions of this Agreement, upon the Closing, Buyer shall wire to the Sellers’ Representative the Net Working Capital Expense Deposit pursuant to wire instructions provided to Buyer, which shall be held by the Sellers’ Representative as agent and for the benefit of the Founder and Outside Sellers in a segregated client account and shall be used for the purposes of paying any Net Negative Adjustment Amount (the “Net Working Capital Expense Fund”). The Sellers’ Representative will hold these funds separate from its corporate funds. The Founder and Outside Sellers shall not receive interest or other earnings on amounts in the Expense Fund and the Founder and Outside Sellers irrevocably transfer and assign to the Sellers’ Representative any ownership right that the Founder and Outside Sellers may have in any interest that may accrue on amounts in the Expense Fund. Any Net Negative Adjustment Amount shall be recovered first from the Net Working Capital Expense Fund, second from the Escrow Fund and finally, from the Founder and the Outside Sellers according to their respective Indemnifiable Pro Rata Share. As soon as practicable following the later of (i) if Buyer has not delivered a Buyer Post-Closing Statement, the day after the latest date on which the Buyer could have delivered a Buyer Post-Closing Statement, (ii) if the Buyer has delivered a Buyer Post-Closing Statement and Sellers’ Representative does not deliver an Objection Notice to such Buyer Post-Closing Statement, the day after the latest date on which the Sellers’ Representative could have delivered an Objection Notice or (iii) payment of the Net Negative Adjustment Amount, the Sellers’ Representative

shall distribute the remaining portion of the Net Working Capital Expense Fund (if any) to the Paying Agent for further distribution to the Founder and Outside Sellers in accordance with his, her or its Indemnifiable Pro Rata Share.

(e) Subject to the terms and conditions of this Agreement, upon the Closing, Buyer shall wire to the Sellers’ Representative the Expense Deposit pursuant to wire instructions provided to Buyer, which shall be held by the Sellers’ Representative as agent and for the benefit of the Founder and Outside Sellers in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Sellers’ Representative for, any expenses incurred pursuant to this Agreement (the “Expense Fund”). The Sellers’ Representative will hold these funds separate from its corporate funds. The Founder and the Outside Sellers shall not receive interest or other earnings on amounts in the Expense Fund and the Founder and the Outside Sellers irrevocably transfer and assign to the Sellers’ Representative any ownership right that the Founder and the Outside Sellers may have in any interest that may accrue on amounts in the Expense Fund. The Founder and the Outside Sellers acknowledge that the Sellers’ Representative is not providing any investment supervision, recommendations or advice. As soon as practicable following the later of (i) the final release of the Escrow Fund or (ii) the final resolution of any claims, the Sellers’ Representative shall distribute the remaining portion of the Expense Fund (if any) to the Paying Agent for further distribution to the Founder and Outside Sellers in accordance with his, her or its Indemnifiable Pro Rata Share. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Founder and the Outside Sellers at the time of Closing. The Sellers’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund.

2.5 Purchase Price Adjustment.

(a) Estimated Closing Date Statement. At least three (3) Business Days prior to the Closing, the Company shall deliver to Buyer a written certificate (the “Estimated Closing Date Statement”) setting forth in reasonable detail the Company’s good faith estimate of (1) the Closing Working Capital Amount (the “Estimated Working Capital Amount”), which calculation shall be prepared in accordance with U.K. GAAP applying the Company’s accounting principles set forth on Exhibit L (the “Accounting Principles”), and (2) the Closing Transaction Expenses (the “Estimated Transaction Expenses”). The Estimated Closing Date Statement shall be signed by the Chief Executive Officer of the Company and accompanied by reasonable supporting documentation. Upon delivery of the Estimated Closing Date Statement, the Company shall provide Buyer and its Representatives with reasonable access to the employees, agreements, internal work papers, books, records, facilities, schedules and calculations of the Company to verify the accuracy of such amounts. In the event that Buyer does not agree with the amounts set forth on the Estimated Closing Date Statement calculated by the Company, the Company and Buyer shall negotiate in good faith to mutually agree upon acceptable estimates, and the Company shall consider in good faith any proposed comments or changes that Buyer may reasonably suggest; provided, however, that neither the Company’s failure to include any changes proposed by Buyer, nor the acceptance by Buyer of the Estimated Closing Date Statement, shall limit or otherwise affect the parties’ remedies under this Agreement, including Buyer’s right to include such proposed changes or other changes in the Buyer Post-Closing Statement, nor shall it constitute an acknowledgment by Buyer of the accuracy of the Estimated Closing Date Statement.

(b) Closing Payment Adjustment. On the Business Day immediately prior to the Closing, the Company shall confirm or recalculate (i) the Estimated Working Capital Amount (the “Closing Estimated Working Capital Amount”) and (ii) the Estimated Transaction Expenses (the “Closing Estimated Transaction Expenses”), and such estimates shall be included in the Closing Certificate. The acceptance by Buyer of any of the foregoing estimates shall not limit or otherwise affect the parties’ remedies under this Agreement, including Buyer’s right to include such proposed changes or other changes in the Buyer Post-Closing Statement, nor shall it constitute an acknowledgment by Buyer of the accuracy of any of such amounts.

(c) Buyer Post-Closing Statement Preparation. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Buyer Post-Closing Statement”) setting forth in reasonable detail Buyer’s calculation of (i) the Closing Working Capital Amount and (ii) the Closing Transaction Expenses. If the Buyer does not give Sellers’ Representative a Buyer Post-Closing Statement within such ninety (90)-day period, then the amount of the (i) Closing Working Capital Amount and (ii) the Closing Transaction Expenses set forth in the Closing Certificate shall be deemed conclusive and binding upon all parties hereto. The Buyer Post-Closing Statement shall be prepared in accordance with U.K. GAAP as in effect as of the Closing Date applying the Accounting Principles and accompanied by reasonable supporting documentation.

(d) Buyer Post-Closing Statement Review. If the Sellers’ Representative disagrees with the Buyer Post-Closing Statement, on or prior to the thirtieth (30th) day following Buyer’s delivery of the Buyer Post-Closing Statement, the Sellers’ Representative may deliver to Buyer a written notice stating his objections (an “Objection Notice”) to the Buyer Post-Closing Statement. Any Objection Notice shall specify in reasonable detail the amount of any objection and the basis therefor and the Sellers’ Representative’s calculation and determination of the amounts in question, and any amounts not so specified shall be deemed to be agreed to by the Sellers’ Representative and shall be conclusive and binding upon all parties hereto. If the Sellers’ Representative does not give Buyer an Objection Notice within such thirty (30)-day period, then the Buyer Post-Closing Statement shall be deemed conclusive and binding upon all parties hereto (such Buyer Post-Closing Statement determined pursuant hereto or, in the event of a timely Objection Notice, as finally determined pursuant to Section 2.5(e), the “Final Adjustment Statement”). During the thirty (30) day period following the delivery of the Buyer Post-Closing Statement, at reasonable times during normal business hours and upon reasonable notice provided to Buyer, Buyer shall permit the Sellers’ Representative or such Seller Representative’s representatives (who shall have executed a confidentiality agreement in form and substance reasonably satisfactory to Buyer) to make such inspections of books and records, agreements, internal work papers, schedules and calculations as it may reasonably require, and to discuss such matters with the appropriate personnel of Buyer, to the extent reasonably necessary to the exercise of the Sellers’ Representative’s right to object to the Buyer Post-Closing Statement. The Sellers’ Representative agrees that it shall hold all information acquired during such examination in strict confidence and shall use such information solely for determining whether or not (i) the Closing Working Capital Amount and (ii) the Closing Transaction Expenses have been properly determined.

(e) Audit Review. In the event that the Sellers’ Representative timely delivers an Objection Notice, Buyer and the Sellers’ Representative shall use all reasonable endeavors to reach agreement on the disputed items and amounts in order to determine the final (i) Closing Working Capital Amount and (ii) Closing Transaction Expenses. If Buyer and the Sellers’ Representative resolve the dispute, their agreement shall be binding and conclusive on all parties hereto. If Buyer and the Sellers’ Representative fail to agree on the adjustments set forth in an Objection Notice within sixty (60) days after delivery of the Objection Notice (the “Adjustment Agreement Period”), then (i) upon the election of either the Sellers’ Representative or Buyer, the Sellers’ Representative and Buyer shall retain PricewaterhouseCoopers LLP (or such other independent accounting firm of recognized standing in the United States and United Kingdom as may be mutually selected by Buyer and the Sellers’ Representative or, if such parties are unable to agree on the identity of such accounting firm within seven (7) days of the expiry of the aforementioned sixty (60) day period, by the President for the time being of the Institute of Chartered Accountants of England and Wales) (the “Independent Auditor”) to make the final determination of (A) the Closing Working Capital Amount and (B) the Closing Transaction Expenses in accordance with the terms of this Agreement within the thirty (30)-day period immediately following the Adjustment Agreement Period, and (ii) Buyer and the Sellers’ Representative each shall provide the Independent Auditor with their respective determinations of (A) the Closing Working Capital Amount and (B) the Closing Transaction Expenses. The Independent Auditor, acting as an expert not an arbitrator, shall consider and make a determination of only those items and amounts in Buyer’s and the Sellers’ Representative’s respective determinations that are identified to the Independent Auditor as being items and amounts to which Buyer and the Sellers’ Representative have been unable to agree, and in all instances, the Independent Auditor’s determinations (such determinations, the “Independent Auditor’s Determinations”) must be within the range asserted by Buyer and the Sellers’ Representative. The Independent Auditor (who shall have executed a confidentiality agreement in form and substance reasonably satisfactory to Buyer) shall have full and complete access to all internal Buyer work papers, books and records and all additional information of Buyer reasonably necessary to resolve any disputed items. The Independent Auditor’s Determinations and the procedures set forth herein shall be conclusive and binding upon all parties hereto and, along with the items and amounts that Buyer and the Sellers’ Representative have previously agreed upon (as referred to above), shall constitute the “Final Adjustment Statement” setting forth (i) the “Final Working Capital Amount” and (ii) the “Final Closing Transaction Expenses,” respectively. The Independent Auditor’s Determinations shall not be subject to appeal of any kind. The Independent Auditor shall allocate its costs and expenses between Buyer on the one hand and the Sellers’ Representative, on behalf of the Founder and Outside Sellers, on the other hand, based on the percentage of the contested amount submitted to the Independent Auditor that is ultimately awarded to Buyer on the one hand or the Founder and Outside Sellers on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Founder and the Outside Sellers, and the Founder and the Outside Sellers, severally in proportion to their Indemnifiable Pro Rata Share, bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer.

(f) Final Adjustment Payment.

(i) If (i) (A) the Final Working Capital Adjustment Amount minus (B) the Final Closing Transaction Expenses exceeds (ii) (A) the Closing Working Capital Adjustment Amount minus (B) the Closing Estimated Transaction Expenses, by an amount greater than zero (the “Net Positive Adjustment Amount”), then, as promptly as practicable and in any event within five (5) Business Days following determination of the Final Adjustment Statement, Buyer shall pay to the Paying Agent an amount equal to the Net Positive Adjustment Amount (for distribution to the Sellers by the Paying Agent in proportion to their respective Pro Rata Share); provided, however, that in no event shall Buyer be required to pay pursuant to this Section 2.5(f)(i) an amount greater than the absolute value of the Closing Adjustment Amount.

(ii) If (i) (A) the Closing Working Capital Adjustment Amount minus (B) the Closing Estimated Transaction Expenses exceeds (ii) (A) the Final Working Capital Adjustment Amount minus (B) the Final Closing Transaction Expenses, by an amount greater than zero (the “Net Negative Adjustment Amount”), then, as promptly as practicable and in any event within five (5) Business Days following determination of the Final Adjustment Statement, the Sellers’ Representative (on behalf of Founder and the Outside Sellers) shall release an amount to Buyer equal to the Net Negative Adjustment Amount.

(iii) Such amounts shall be paid, in immediately available funds, pursuant to the instructions previously delivered by Buyer or the Sellers’ Representative, as applicable.

2.6 Seller Waiver.

(a) Each Seller severally waives any right of pre-emption, right of first offer or other restriction on transfer or any other rights in respect of the Company Shares or any of them conferred on such Seller under the Company Organizational Documents, any shareholders’ agreement relating to the Company or otherwise.

(b) By execution of this Agreement (or a Joinder Agreement), each Seller hereby (i) consents to the (A) entry by the Company into this Agreement and (B) allocation of the consideration for the Company Shares among the Sellers as described in this Section 2 and (ii) ratifies all actions taken by board of directors of the Company in connection with this Agreement and the Transactions.

SECTION 3

WARRANTIES OF SELLERS

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, each Seller, severally and not jointly and only with respect to itself, hereby warrants to Buyer and Parent as of the Execution Date and as of the Closing as follows:

3.1 Ownership of Shares.

(a) Such Seller is the sole legal and beneficial owner of the Company Shares listed opposite such Seller’s name on Schedule 1, free and clear of all Encumbrances. Except for such Company Shares and except for the Company Options listed opposite such Seller’s name on Schedule 1, such Seller does not own (either legally or beneficially), or have any interest in or right to acquire, any shares of capital stock of the Company.

(b) Except as set forth in the Company’s articles of association and any other governing documents (the “Company Organizational Documents”) or the Amended and Restated Shareholders Agreement relating to NaturalMotion Limited, dated as of February 2, 2012 (the “Shareholders Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of such Seller’s Company Shares or any securities or obligations exercisable or exchangeable for, or convertible into, such Seller’s Company Shares, or any “tag-along”, “drag-along” or similar rights with respect to such Company Shares. Except for this Agreement, the Company Organizational Documents and the Shareholders Agreement, such Seller is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of the Company Shares.

3.2 Due Organization; Good Standing; Qualification; Residency.

(a) Such Seller, if it is an entity, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all necessary power and authority to own, pledge or dispose of its Company Shares; and (iii) is qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity and is in good standing in all jurisdictions in which such qualification, authorization, registration or license is required, except in the case of clause (iii) as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b) The principal residence (if such Seller is a natural person) or the jurisdiction of organization and principal office (if such Seller is not a natural person) of such Seller is listed opposite such Seller’s name on Schedule 1.

3.3 Authority; Binding Nature of Agreement. Such Seller has all right, power and authority to enter into and perform its obligations under this Agreement; and, if it is an entity, the execution, delivery and performance by such Seller of this Agreement has been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Governmental Consents; No Violations.

(a) No notices, reports or other filings are required to be made by such Seller with, and no Orders or Consents are required to be obtained by such Seller from, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

(b) The execution, delivery and performance of this Agreement, and the consummation of the Transactions will not (i) conflict with or result in a violation or breach of,

or default under, with or without the passage of time or the giving of notice or both, such Seller’s organizational documents; (ii) directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract binding on such Seller or give any Person the right to (A) declare a default or exercise any remedy under any such Contract, (B) accelerate the maturity or performance of any such Contract or (C) cancel, terminate or modify any such Contract; or (iii) directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Seller, is subject except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default or right which could not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

3.5 Proceedings. There is no Proceeding which has been initiated, and to such Seller’s knowledge, no Person has threatened to commence any Proceeding, against such Seller, that (i) relates to the Company Shares; or (ii) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the consummation of the Transactions.

3.6 Brokers. Neither such Seller, nor any of its directors, officers or employees, as applicable, has agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with the Transactions that is payable by Buyer, Parent, the Company or any of their respective Subsidiaries.

3.7 Securities Matters.

(a) Such Seller acknowledges that the information supplied by such Seller in the warranties contained herein will be relied upon by Buyer in concluding that the Stock Consideration has been issued pursuant to Regulation S under, or Section 4(a)(2) of, the United States Securities Act of 1933, as amended (the “Securities Act”), or another exemption from the registration requirements of the Securities Act. Such Seller represents and warrants that information provided to Buyer in such Seller’s Investor Questionnaire is accurate and complete.

(b) Such Seller acknowledges and agrees that the Stock Consideration has not been and will not be registered prior to the Closing under the Securities Act or under the applicable securities laws of any state or other jurisdiction, and that the relevant clearances have not been and will not be obtained from the Securities and Exchange Commission (the “SEC”) prior to the Closing.

(c) Such Seller acknowledges that, unless and until the Stock Consideration is registered under the Securities Act pursuant to Section 6 of this Agreement, subject to certain exceptions, the Stock Consideration, or any part thereof, may not be offered, sold, resold, taken up, transferred, delivered or distributed, directly or indirectly, within the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable securities laws of the states of the United States.

(d) Such Seller is:

(i) an “accredited investor” as defined in Rule 501(a) of Regulation D and/or is not a “U.S. Person” (as defined in Regulation S);

(ii) not receiving the Stock Consideration as a result of any “general solicitation” or “general advertising” (as those terms are defined in Regulation D); and

(iii) receiving the Stock Consideration for its own account with no present intention of distributing the Stock Consideration or an amount thereof, or any arrangement or understanding with any other persons regarding the distribution of such Stock Consideration, or otherwise.

(e) Restricted Securities. Such Seller understands that the Stock Consideration will be issued as “restricted securities” within the meaning of Rule 144 under the Securities Act, and that for so long as such securities are “restricted securities” (as so defined), will not reoffer, resell, pledge or otherwise transfer the Stock Consideration, except in an offshore resale pursuant to Regulation S, pursuant to an effective registration statement or pursuant to some other available exemption or exclusion from the registration requirements of the Securities Act and in accordance with any other applicable securities laws, including those of any state or other jurisdiction of the United States. Such Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement. Such Seller understands and agrees that Parent shall cause the applicable legends set forth in Exhibit M, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Stock Consideration.

3.8 Stop Transfer Notices. Such Seller agrees that to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent.

3.9 Information. Such Seller is sufficiently aware of Parent’s business affairs and financial condition to reach an informed and knowledgeable decision to receive the Stock Consideration. Such Seller acknowledges that information regarding Parent is publicly available via the SEC’s website (www.sec.gov). Such Seller has made its own investment decision to receive the Stock Consideration based on its own knowledge and information which is publicly available with respect to the Stock Consideration of Parent, as well as the warranties given by the Buyer pursuant to Section 5.

3.10 Resale Registration Statement. The information supplied by such Seller for inclusion in the Resale Registration Statement shall not, as of the date of the Resale Registration Statement: (i) contain any statement that is inaccurate or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make such information (in the light of circumstances under which it is provided) not false or misleading.

SECTION 4

WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, the Company hereby warrants to Parent and Buyer as of the Execution Date and as of the Closing as follows:

4.1 Due Organization; Good Standing; Qualification. Each of the Company and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate its assets; and (iii) is qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity and is in good standing in all jurisdictions in which such qualification, authorization, registration or license is required except in the case of clause (iii) as has not had or could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially delay or materially impair the consummation of the Transactions.

4.2 Articles of Association; Records. The Company has delivered to Buyer accurate and complete copies of: (i) the Company’s and its Subsidiaries’ organizational documents; and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, the board of directors and all committees of the board of directors of the Company and each of its Subsidiaries since 2008. There have been no material meetings or other proceedings of the shareholders, the board of directors or any committee of the board of directors of the Company or any of its Subsidiaries, respectively, that are not fully reflected in such minutes or other records.

4.3 Capital Structure.

(a) As of the Execution Date, the issued share capital of the Company consists of: (i) 18,367,126 Ordinary Shares, (ii) 8,314,837 B Shares, (iii) 3,700,000 C Shares, (iv) 11,510,310 D Shares and (v) 1,000,000 X Shares. All of the outstanding Company Shares have been validly allotted and issued, and are free and clear of all Encumbrances other than Encumbrances created by a Seller of which the Company does not have Knowledge.

(b) The Company has no Company Shares reserved for issuance under the NaturalMotion Limited Option Plan 2012 and the NaturalMotion Limited Enterprise Management Incentive Scheme (the “Company Equity Plans”). Part 4.3(b) of the Company Disclosure Schedule sets forth a correct and complete list of all outstanding options or any other securities granted under the Company Equity Plans (the “Company Options”), including the holder, date of grant, term, number of Company Options and exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Transactions or by termination of employment or change of position following consummation of the Transactions pursuant to an agreement with such employee. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been validly allotted and issued and is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, and is free and clear of all Encumbrances. Except as set forth above and in the Company Organizational Documents, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Company Shares in accordance with the terms of the Company Equity Plans, such Company Shares will be validly allotted and issued and free and clear of any Encumbrance. The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c) Other than as set forth in the Company Organizational Documents, the Company does not have outstanding any security subject to any rescission or “put” right or right of first refusal in favor of the Company or other Contract that gives the Company the right to repurchase or redeem the Company Shares or otherwise subject the Company Shares to a risk of forfeiture in favor of the Company.

(d) There are no declared or accrued but unpaid distributions with respect to any Company Share.

(e) Other than the Company Organizational Documents and the Shareholders Agreement, the Company is not a party or subject to any agreement, arrangement or understanding (written or oral), and, to the Company’s Knowledge, there is no agreement, arrangement or understanding (written or oral) between or among any Persons, which affects, restricts or relates to voting, giving of any written consent, or dividend right with respect to or the transferability of any Company Shares, including any voting trust agreement or proxy. No debt securities of the Company are issued and outstanding.

(f) All of the outstanding Company Shares and all Company Options were issued in compliance with all applicable U.K. and foreign securities Legal Requirements.

(g) Part 4.3(g) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and (ii) any capital stock, equity interest or other direct or indirect ownership interest held by the Company or any of its Subsidiaries in any other Person.

(h) The principal residence (if such shareholder or Optionholder is a natural person) or the jurisdiction of organization and principal office (if such shareholder or Optionholder is not a natural person) of each holder of Company Shares and each Optionholder is listed opposite such shareholder’s or Optionholder’s name on Part 4.3(h) of the Company Disclosure Schedule.

4.4 Financial Statements.

(a) The Company (i) has delivered to Buyer (A) the audited balance sheet of the Company and its subsidiary, NaturalMotion Games Limited as of October 31, 2012 (the “Balance Sheet Date”), and the related audited statements of profit and loss and statements of cash flows of the Company and NaturalMotion Games Limited for the year then ended (collectively, the “Annual Financial Statements”) and (B) the unaudited balance sheet of the Company and its Subsidiaries (the “Unaudited Balance Sheet”) as of December 31, 2013, and the related unaudited statement of profit and loss and statement of cash flows of the Company and its Subsidiaries for the fourteen (14) month period ended as of December 31, 2013 (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Company Financial Statements”) and (ii) will deliver to Buyer at the Closing the unaudited balance sheet of the Company and its Subsidiaries as of the Closing Date, and the related unaudited statement of profit and loss and statement of cash flows of the Company and its Subsidiaries for the period from December 31, 2013 through the Closing Date.

(b) The Company Financial Statements are based on the books, records and accounts of the Company and its Subsidiaries, and present a true and fair view of the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and the cash flows of the Company and its Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with U.K. GAAP applying the Accounting Principles on a consistent basis throughout the periods covered.

(c) The books, records and accounts of the Company and its Subsidiaries fairly reflect in all material respects the transactions in and dispositions of the assets of the Company and its Subsidiaries. The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurance: (i) that transactions are executed in accordance with management’s general or specific authorization; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.K. GAAP and to maintain accountability for assets; (iii) that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Company’s board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company and its Subsidiaries.

4.5 Absence of Changes. Between the Balance Sheet Date and the date hereof, there has not been any Company Material Adverse Effect, and no event has occurred that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially delay or materially impair the consummation of the Transactions. Between the Balance Sheet Date and the date hereof:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s or any of its Subsidiaries’ assets (whether or not covered by insurance);

(b) the Company has not (i) declared, accrued, paid or made (or accelerated the payment or making of) any distribution in respect of any Company Shares, (ii) repurchased,

redeemed or otherwise reacquired any or other securities of the Company, (iii) sold or otherwise issued any Company Shares or any other securities of the Company or (iv) effected any recapitalization, reclassification or similar transaction;

(c) neither the Company nor any of its Subsidiaries has acquired (including by lease, license or otherwise) any assets outside of the Ordinary Course of Business from any other Person with a value or purchase price in excess of $50,000 in any transaction or series of related transactions;

(d) neither the Company nor any of its Subsidiaries has sold or otherwise transferred, or leased or licensed, any material asset to any other Person except for products sold or distributed by the Company or any of its Subsidiaries in the Ordinary Course of Business;

(e) neither the Company nor any of its Subsidiaries has made any loan or advance to any other Person, other than advances of travel and other out-of-pocket expenses to employees in the ordinary course of business consistent with past practices;

(f) neither the Company nor any of its Subsidiaries has (i) increased in any manner the severance or termination pay of any current Company Employee, (ii) established, adopted, materially amended or terminated any Benefit Plan (other than renewals of Benefit Plans in the Ordinary Course of Business pursuant to the terms set forth therein) or (iii) paid any bonus to, or increased the amount of the wages, salary, commissions, incentive award opportunities, fringe benefits or other compensation or remuneration payable to, any of the current Company Employees (other than bonuses and increases in the Ordinary Course of Business and consistent with past practices, which are additionally reflected on Part 4.15(a) of the Company Disclosure Schedule);

(g) no material Contract by which the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries is or was bound, or under which the Company or any of its Subsidiaries has or had any rights or interest, has been amended or terminated;

(h) neither the Company nor any of its Subsidiaries has forgiven any material debt or otherwise released or waived any material right or claim;

(i) neither the Company nor any of its Subsidiaries has failed to pay or satisfy when due any obligation related to their respective businesses equal to or in excess of $20,000 individually or $50,000 in the aggregate, such $50,000 excluding any individual item of $20,000, delayed or postponed the payment of any such liability or taken any other action that would have the effect of delaying or postponing the payment of any such liability, in each case, outside of the Ordinary Course of Business;

(j) neither the Company nor any of its Subsidiaries has provided any discounts or special incentives to any of its customers, in each case, outside the Ordinary Course of Business;

(k) there has been no action taken to accelerate the payment date of any accounts receivables of the Company or any of its Subsidiaries or to encourage any customers to pay accounts earlier than due;

(l) other than with respect to this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and have not entered into any material transaction or taken any other material action outside the Ordinary Course of Business;

(m) neither the Company nor any of its Subsidiaries has changed any of its methods of accounting, pricing, credit or allowance or practices related thereto;

(n) neither the Company nor any of its Subsidiaries has made or rescinded any material election relating to Taxes or settled or compromised any material Proceeding relating to Taxes, or made any change to any of its methods of reporting income or deductions for Tax purposes (including any adoption of any such new method) from those employed in the preparation of its most recently filed Tax Returns; and

(o) neither the Company nor any of its Subsidiaries has agreed or committed (whether legally binding or not) to take any of the actions referred to in clauses (b) through (n) above.

4.6 Assets. The Company and its Subsidiaries own, and have valid title to, all tangible assets purported to be owned by them, free and clear of any Encumbrances. Neither the execution nor delivery of this Agreement, nor the consummation or performance of any of the Transactions, shall directly or indirectly (with or without notice or lapse of time) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by the Company or any of its Subsidiaries. The Company and its Subsidiaries own or otherwise have, and after the Transactions shall own or otherwise have, all tangible assets as would reasonably be expected to be necessary or desirable to conduct its business as currently conducted.

4.7 Real Property.

(a) Neither the Company nor any of its Subsidiaries own any real property.

(b) With respect to the real property leased or subleased to the Company or any of its Subsidiaries (the “Leased Real Property”), Part 4.7(b) of the Company Disclosure Schedule contains a true and complete list of all Leased Real Property.

4.8 Intellectual Property; Privacy.

(a) Registered IP. Part 4.8(a) of the Company Disclosure Schedule accurately identifies: (i) each domain name and item of Registered IP in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such domain name or item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such domain name or item of

Registered IP and the nature of such ownership interest. The Company has provided to Buyer complete and accurate copies of all applications and correspondence with any Governmental Authority, and other material documents related to each such domain name and item of Registered IP.

(b) Inbound Licenses. Part 4.8(b) of the Company Disclosure Schedule accurately identifies: (i) each Company Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to, or subject to a covenant not to sue, release or waiver for the benefit of, the Company or any of its Subsidiaries (other than (A) agreements between the Company or any of its Subsidiaries and its employees, consultants and/or contractors on the Company’s standard form thereof, which form has been provided to Buyer in accordance with Section 4.8(e), and (B) non-exclusive licenses to third-party software that: (1) is not incorporated into any Company Product and that is not otherwise material to the Company’s or any of its Subsidiaries’ business, research or development, (2) is licensed solely in executable or object code form, in non-customized form, and solely for the Company’s or any of its Subsidiaries’ internal use, and (3) is generally available on standard terms for less than $10,000); and (ii) whether the licenses or rights granted to the Company or any of its Subsidiaries in each such Contract are exclusive or non-exclusive. Other than the royalty obligations disclosed in Part 4.8(d) of the Company Disclosure Schedule, no Contract set forth in Part 4.8(b) of the Company Disclosure Schedule imposes any ongoing material financial obligation on the Company or any of its Subsidiaries or any successor entity. The consummation of the Transactions shall not result in the imposition of any additional financial obligations on the Company or any of its Subsidiaries pursuant to any such Company Contract.

(c) Outbound Licenses. Part 4.8(c) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable), covenant not to sue, release, waiver or interest in or under, any Company IP (other than Company Contracts on Company’s standard form described in Section 4.8(e) and evaluation Contracts on the Company’s standard form described in Section 4.8(e) pursuant to which the Company has received less than one thousand dollars ($1,000) per Contract). Neither the Company nor any of its Subsidiaries is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that (i) limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert or enforce any Company IP anywhere in the world in any manner, or (ii) obligates the Company or any of its Subsidiaries to license or grant a covenant not to sue, release or waiver under any Company IP, or would cause Buyer to be required to license or grant a covenant not to sue, release or waiver under any Buyer Intellectual Property Rights, to any Person.

(d) Royalty Obligations. There are no royalties, fees, commissions or other amounts payable by the Company or any of its Subsidiaries to any Person (other than salaries paid to employees by the Company in accordance with the Company’s standard form of employee agreement, which form has been provided to Buyer in accordance with Section 4.8(e)) upon or for the development, manufacture, sale, licensing, provision or distribution of any Company Product or the use of any Company IP.

(e) Standard Form IP Agreements. The Company has provided to Buyer a complete and accurate copy of each standard form of the Company IP Contract used by the Company or any of its Subsidiaries at any time, including each standard form of: (i) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (ii) professional services, outsourced development, consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) confidentiality or nondisclosure agreement; (iv) end user license agreement or “terms of service” or “terms of use” agreement; (v) developer agreement; and (vi) distributor, reseller, or publisher agreement. Part 4.8(e) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Buyer, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product.

(f) Ownership Free and Clear. The Company and its Subsidiaries exclusively own all rights, title and interest to and in the Company IP (other than Intellectual Property or Intellectual Property Rights licensed to the Company, as identified in Part 4.8(b) of the Company Disclosure Schedule) free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) Perfection of Rights. All documents and instruments due prior to the Closing Date necessary to establish, perfect and maintain the beneficial and record ownership of and all rights of the Company or any of its Subsidiaries in the Company IP and any domain names used by the Company or any of its Subsidiaries in the Company’s business as currently conducted have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority.

(ii) Employees and Contractors. Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and each Person who is or was involved in the creation or development of any Company Product or the Company IP has signed a valid and enforceable agreement containing an irrevocable assignment to the Company of Intellectual Property Rights pertaining to such Company Product or the Company IP to the Company and confidentiality provisions protecting such Company IP. No current or former shareholder, director, company secretary, manager, employee or contractor of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the Knowledge of the Company, no employee or contractor of the Company or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any of its Subsidiaries or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii) Government Rights. No funding, facilities or personnel of any Governmental Authority or any public or private university, college or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv) Protection of Proprietary Information. The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information belonging to or held by the Company or any of its Subsidiaries, or purported to held by the Company or any of its Subsidiaries as a trade secret or confidential information, pertaining to any Company IP.

(v) Past IP Dispositions. Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of or granted any option or other right (whether or not currently exercisable) to acquire ownership of, any Intellectual Property Right to any Person.

(vi) Standards Bodies, Consortiums and Open Source Organizations. None of the Company, any of its Subsidiaries, or any of their current or former employees is, or has ever been, a participant, member or promoter of, or a contributor to, any industry standards body, consortium or open source organization or similar organization that requires or obligates the Company or any of its Subsidiaries, or could require or obligate Buyer, to grant or offer to any other Person any license or right to any Company IP or covenant not to sue another Person with respect to the Company IP.

(vii) Sufficiency. The Company and its Subsidiaries own or otherwise have valid and enforceable rights, licenses or permissions to, and immediately after the Closing shall own or otherwise have valid and enforceable rights, licenses or permissions to, all Intellectual Property Rights, including the Company IP, as would reasonably be expected to be necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

(g) Valid and Enforceable. All Company IP is subsisting, and to the Knowledge of the Company is valid and enforceable (except for applications where actual registrations would be necessary for enforceability) and shall continue to be subsisting, and to the Knowledge of the Company valid and enforceable, immediately after the Closing. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. Neither the Company nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered IP on or prior to the Closing Date.

(ii) Trademarks. No trademark (whether registered or unregistered), logo, service mark, trade name or trade dress (collectively, “Trademark”) owned, used or applied for by the Company or any of its Subsidiaries conflicts or interferes with any Trademark or trade name owned, used or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any Trademark owned, used or applied for by the Company or any of its Subsidiaries. None of the goodwill associated with or inherent in any Trademark in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired.

(iii) Legal Requirements and Deadlines. Each item of the Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of the Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright or trademark registration or any other type of Registered IP filed by or on behalf of the Company or any of its Subsidiaries has been abandoned, allowed to lapse or rejected. Part 4.8(g)(iii) of the Company Disclosure Schedule accurately identifies and describes each action, filing and payment that must be taken or made on or before the date that is one hundred twenty (120) days after the Execution Date in order to maintain each such item of the Company IP in full force and effect.

(iv) Interference Proceedings and Similar Claims. No interference, derivation, opposition, reissue, reexamination, inter partes review, post-grant review or other Proceeding of any nature is or has been pending or, to the Company’s Knowledge, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

(h) Third-Party Infringement of the Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Part 4.8(h) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries regarding any actual, alleged or suspected infringement or misappropriation of any Company IP (including cease and desist letter and invitations to take a license), and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(i) Effects of This Transaction. None of the execution, delivery or performance of this Agreement or the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any Person the right or option to cause or declare: (A) a loss of, or Encumbrance on, any Company IP; (B) a breach of or default under any Company IP Contract; (C) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (D) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(j) No Infringement of Third Party IP Rights. Neither the Company nor any of its Subsidiaries has ever infringed (directly, contributorily, by inducement, or otherwise),

misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. Without limiting the generality of the foregoing:

(i) Infringement by the Company Product or the Company IP. No Company Product, and no method or process used in the manufacturing, distribution or provision of any Company Product, and no Company IP or the use or other exploration thereof, has ever infringed, violated or otherwise made unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, and, to the Company’s Knowledge, there is no legitimate basis for any such claim.

(ii) Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Company’s Knowledge, has been threatened against the Company or any of its Subsidiaries or against any Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to such claim or Proceeding. Neither the Company nor any of its Subsidiaries has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company or any of its Subsidiaries, any of its employees or agents, or any Company Product, of any Intellectual Property Rights of another Person, including any letter or other communication suggesting that the Company or any of its Subsidiaries is or was required to obtain a license to any Intellectual Property Right of another Person.

(iii) Other Infringement Liability. Neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim of Intellectual Property Right infringement, misappropriation or similar claim (other than indemnification provisions in the Company’s standard forms of the Company IP Contracts which forms have been provided to Buyer in accordance with Section 4.8(e) and any other Company Contracts identified in Part 4.10(a) of the Company Disclosure Schedule).

(iv) Infringement Claims Affecting In-Licensed IP. No claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the Company’s Knowledge, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company or any of its Subsidiaries or (B) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(k) Harmful Code. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any similar mechanism or device, or any other code designed or intended to have, or intended to be capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file, in each case, without the user’s consent.

(l) Source Code. No portion of any Source Code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the Execution Date, an employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the Source Code for any Company Software to any other Person.

(m) Open Source.

(i) Part 4.8(m)(i) of the Company Disclosure Schedule accurately identifies and describes (A) each item of Open Source Code that is contained in, distributed with or linked to (statistically, dynamically or otherwise) by the Company Products or from which any part of any Company Product is derived, (B) the applicable license terms for each such item of Open Source Code, (C) the Company Product or Company Products to which each such item of Open Source Code relates and (D) whether the Open Source Code is used, modified and/or distributed by the Company. The Company and its Subsidiaries have complied with all of the terms and conditions of the license for each such item of Open Source Code, including all requirements pertaining to attribution and copyright notices.

(ii) No Company Product contains, is derived from, is distributed with, or is being or was developed using Software Code that is licensed under any terms that (A) impose or could impose a requirement or condition as a condition of use, modification and/or distribution of such Software Code that the Company Product or any part thereof (1) be disclosed, licensed or distributed in Source Code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge, or (B) otherwise impose or could impose any other material limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Product.

(n) Personal Data. Part 4.8(n) of the Company Disclosure Schedule identifies and describes each Company Database containing (in whole or in part) Personal Data that is maintained by or for the Company or any of its Subsidiaries at any time, the types of Personal Data in each Company Database, the means by which the Personal Data was collected, the countries in which the individuals whose Personal Data is included reside, the countries in which the Persons to which Personal Data is disclosed or made available reside, and the security policies that have been adopted and maintained with respect to each Company Database. No breach or violation of any such security policy has occurred or, to the Company’s Knowledge, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any Company Database.

(o) Privacy.

(i) Part 4.8(o)(i) of the Company Disclosure Schedule contains a link to the Company’s Privacy Policy. The Company Privacy Policy is the only privacy policy or version thereof the Company has ever had. Part 4.8(o)(i) of the Company Disclosure Schedules states (A) the date on which the Company Private Policy became effective, (B) where the Company Privacy Policy was publicly posted and (C) whether the Company Privacy Policy applies to (1) individuals who are employees of the Company or are associated with Persons with whom the Company or any of its Subsidiaries has an agreement other than its “terms of use” or “terms of service” agreement, (2) individuals who are registered members of any Company Product or community or forum of the Company or any of its Subsidiaries or (3) business professionals who are listed in the “directory” of the Company or any of its Subsidiaries (“Contacts”). The Company and its Subsidiaries have complied, and the conduct of the business of Company as currently conducted and currently planned by the Company to be conducted shall comply, at all times and in all material respects with all of the Company Privacy Policies and with all Legal Requirements pertaining to privacy or such data or information.

(ii) No complaint relating to an improper use or disclosure of, or a breach in the security of, any User Data or any other data or information in the Company Databases, has been made or, to the knowledge of the Company, is threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, no investigation relating to the information privacy or data security practices (including collection, transfer or use) of the Company or any of its Subsidiaries is being conducted by any Governmental Authority.

(iii) There has been no data security breach of any computer systems, databases or networks of the Company or any of its Subsidiaries. The Company and its Subsidiaries use all reasonable endeavors to protect the confidentiality, integrity and security of its servers, systems, sites, circuits, networks and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, in material conformance with applicable industry practices, including (A) the use of adequate-strength encryption technology and (B) the implementation and maintenance of a commercially reasonable security plan which is designed to (1) audit and identify internal and external risks to User Data or any other data or information in the Company Databases, (2) implement, monitor and improve adequate and effective safeguards to control those risks, and (3) maintain notification procedures in compliance with applicable Legal Requirements in case of any breach of security compromising such data or information.

(p) Effect of this Transaction. None of the execution, delivery or performance of this Agreement or the consummation of the Transactions will, with or without notice or lapse of time, result in, or give any Person the right or option to cause or declare, and disclosure by the Company or any of its Subsidiaries to Buyer or Parent or Buyer’s or Parent’s possession or use of any User Data or any other data or information in the Company Databases shall not result in, any violation of any Company Privacy Policies or Legal Requirement pertaining to privacy or User Data.

(q) Arrangements, Agreements, Terms of Service, etc. The Company and each of its Subsidiaries and each Company Product is and always has been in compliance in all material respects with all arrangements, agreements, “terms of service,” “terms of use” or similar arrangements related to the operation of the business of the Company, including but not limited to arrangements relating to the platforms on which the Company Products are currently utilized. To the Company’s Knowledge, there has been no breach of any “terms of service” or “terms of use” agreement of the Company or any of its Subsidiaries by any user that has had or could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.9 Company Product Offerings.

(a) Part 4.9(a) of the Company Disclosure Schedule contains a complete list of software products, games, platforms, engines, tools or other offerings by the Company or any of its Subsidiaries (the “Published Company Products”), and all products, games, platforms, engines, tools or other offerings under license or development by the Company or any of its Subsidiaries (each, a “New Product”). Neither the Company nor any of its Subsidiaries has designed, developed, manufactured, marketed, distributed, provided, published, licensed or sold any product or service other than the Published Company Products or New Products at any time.

(b) Part 4.9(b) of the Company Disclosure Schedule sets forth, for each Company Product, (i) a list of all Contracts (including all development, copyright, trademark license, technology license, publication, distribution or other Contracts) relating to such Company Product; (ii) whether such Company Product is to be or has been developed internally (i.e., exclusively by employees of the Company or any of its Subsidiaries) or externally (i.e., including one or more external developers or independent contractors) and a list of the agreements with such external developers or independent contractors; (iii) the advances paid or payable, and the royalties payable, to any third parties with respect to such Company Product as of December 31, 2013; and (vi) the devices and platforms supported by such Company Product, if such Company Product is a game.

(c) Part 4.9(c) of the Company Disclosure Schedule sets forth for each New Product: (i) the currently scheduled final delivery date (which the Company believes to be reasonable) and (ii) an estimate of percentage of completion for each New Product on the Execution Date.

(d) Part 4.9(d) of the Company Disclosure Schedule identifies all of the Company’s terms of service for Company applications.

4.10 Contracts.

(a) Part 4.10(a) of the Company Disclosure Schedule identifies each of the following Company Contracts (collectively, the “Material Contracts” and each a “Material Contract”):

(i) any Contract pursuant to which the Company or any of its Subsidiaries currently leases or subleases real property to or from any Person;

(ii) any distribution, reseller, development, publisher or advertising Contracts, including any Contract that provides a third party the right to distribute, sell, develop or market the Company’s or its Subsidiaries’ products or services;

(iii) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Company or any of its Subsidiaries currently leases personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(iv) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves future payments, performance or services or delivery of goods or materials to or by the Company or any of its Subsidiaries of any amount or value reasonably expected to exceed $50,000 in any future twelve (12) month period;

(v) any Contract involving the payment or receipt of royalties or other amounts by the Company or any of its Subsidiaries of more than $50,000, in the aggregate, calculated based on the revenues or income of the Company or its Subsidiaries or income or revenues related to any product of the Company or its Subsidiaries;

(vi) each agreement required to be listed on the Company Disclosure Schedules pursuant to Section 4.8(b) or Section 4.8(c);

(vii) each Contract containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person;

(viii) each Contract that limits the freedom of the Company or any of its Subsidiaries (or, after the Closing, Parent or its Subsidiaries) to compete in any line of business or within any geographic area or with any Person, or otherwise materially restricts the Company’s or any of its Subsidiaries’ (or, after the Closing, Parent or its Subsidiaries’) ability to solicit or hire any Person or solicit business from any Person, and each Contract that could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Closing, Parent or its Subsidiaries);

(ix) each Contract with current or former directors or employees of the Company or any of its Subsidiaries, in each case that provides for any unsatisfied compensation obligation (other than (i) Contracts that provide for notice or severance to the extent required by applicable Legal Requirements and (ii) accruals in the Ordinary Course of Business);

(x) each Contract entered into at any time within the three (3) year period prior to the Execution Date pursuant to which the Company or any of its Subsidiaries acquired another operating business and each other Contract entered into at any time prior to the Execution Date pursuant to which the Company or any of its Subsidiaries acquired another operating business and to which the Company or any of its Subsidiaries may be entitled to indemnification thereunder;

(xi) each Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests in or assets (in the case of assets the Company could be required to purchase, having a purchase price in excess of $10,000) of any Person;

(xii) each Contract with a Governmental Authority;

(xiii) each Contract containing a “most favored nation” or similar provision;

(xiv) each Contract containing material commitments for product development;

(xv) each Contract with any Affiliate of the Company;

(xvi) each Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for Contracts entered into in the Ordinary Course of Business the indemnification obligations of which are reasonably expected to be immaterial in effect; and

(xvii) each Contract under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect or materially delay or materially impair the consummation of the Transactions.

(b) The Company has delivered to Buyer accurate and complete copies of all Material Contracts, including all amendments thereto.

(c) Each Material Contract is valid, enforceable and in full force and effect, and is enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms, and to the Company’s Knowledge, against each counterparty thereto and shall continue to be valid, enforceable and in full force and effect on identical terms following consummation of the Transactions. Neither the Company nor any of its Subsidiaries, as applicable, has violated or breached in any material respect, and to the Company’s Knowledge, no other Person has violated or breached in any material respect, or declared or committed any material default under, any Material Contract. The Company has complied with all terms and conditions of the Material Contracts identified on Part 4.10(c) of the Company Disclosure Schedule. No event has occurred, and no circumstance or condition exists, that could, individually or in the aggregate, reasonably be expected to (with or without notice or lapse of time) (i) result in a material violation or material breach by the Company or any of its Subsidiaries of any of the provisions of any

Material Contract, (ii) give any Person (other than the Company or any of its Subsidiaries) the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person (other than the Company or any of its Subsidiaries) the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person (other than the Company or any of its Subsidiaries) the right to cancel, terminate or modify any Material Contract.

(d) Neither the Company nor any of its Subsidiaries has received any notice or other communication in writing regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract.

(e) Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Transactions, shall directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract or (iii) cancel, terminate or modify any Material Contract.

(f) Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract.

(g) Neither the Company nor any of its Subsidiaries has ever been a party to or bound by (i) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract or (ii) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

4.11 Liabilities.

(a) Neither the Company nor any of its Subsidiaries has any Liabilities, in each case except for: (i) Liabilities reflected on or reserved against in the Unaudited Balance Sheet; (ii) Liabilities incurred by the Company under Contracts in existence as of Execution Date (other than as a result of a breach thereof) in the Ordinary Course of Business; (iii) Liabilities that are required to be incurred pursuant to this Agreement; (iv) Liabilities identified in Part 4.11(a) of the Company Disclosure Schedule, (v) the Company’s obligations under the Material Contracts listed in Section 2.10 of the Company Disclosure Schedule, to the extent that the existence of such obligations is reasonably apparent on the face of such Contracts and that do not arise from a breach thereof; (vi) any Liabilities reflected on the Estimated Closing Date Statement; or (vii) Liabilities that, taken in the aggregate, are not material to the Company or any of its Subsidiaries’ business, condition, assets, liabilities, operations, financial performance or net income (or in any aspect or portion thereof) or any Published Company Product. The Company and its Subsidiaries have no Indebtedness outstanding and shall have no Indebtedness outstanding as of the Closing Date.

(b) The Company has no Insider Receivables not unpaid.

(c) Neither the Company nor any of its Subsidiaries has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in

Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has ever guaranteed any debt or other obligation of any other Person.

4.12 Compliance With Legal Requirements. The businesses of the Company and each of its Subsidiaries are and at all times have been in compliance in all material respects with all applicable Legal Requirements. Neither the Company nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any Legal Requirement. No material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Legal Requirements, and the Company has not received any notice or communication of any material noncompliance with any such Legal Requirements that has not been cured as of the Execution Date. Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Transactions, shall directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject.

4.13 Governmental Authorizations. The Company and each of its Subsidiaries hold all material Governmental Authorizations that are necessary to enable the Company and each of its Subsidiaries to conduct their business in the manner in which its business is currently being conducted, and all of such authorizations are valid, enforceable and in full force and effect and shall continue to be valid, enforceable and in full force and effect on identical terms immediately following consummation of the Transactions. Each of the Company and each of its Subsidiaries is, and at all times has been, in substantial compliance with the terms and requirements of all such Governmental Authorizations. Neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Authority regarding (a) any actual or possible material violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Transactions, shall directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, any of its Subsidiaries or any of their employees or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company or any of its Subsidiaries.

4.14 Tax Matters.

(a) The Company and each of its Subsidiaries has duly, and within any appropriate time limits, made all Tax Returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for all Tax purposes; all such information was and remains complete, up-to-date and accurate in all respects; and all such Tax Returns and notices were and remain complete, up-to-date and accurate in all respects.

(b) The Company and each of its Subsidiaries are in possession of sufficient information to enable them to compute their Liability to Tax.

(c) All Taxes (whether or not shown on any Tax Return) owed by the Company or any of its Subsidiaries have been paid on a timely basis.

(d) All Taxes that the Company or any of its Subsidiaries is required by any Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Tax Authority in a timely manner.

(e) All claims for Relief which are assumed to be made for the purposes of Tax in the Annual Financial Statements have been made or will have been made as of the Closing.

(f) There is no agreement, arrangement or election between the Company or any of its Subsidiaries and any Tax Authority pursuant to which the Company or any of its Subsidiaries is authorized not to comply with a strict and detailed application of any Tax legislation as modified in such application by any generally published statement of practice or generally published extra statutory concession relating thereto.

(g) The Company and its Subsidiaries are resident in the United Kingdom for Tax purposes and have never been resident for Tax purposes in any jurisdiction other than the United Kingdom. Neither the Company nor any of its Subsidiaries, are, or ever have been, subject to Tax, or ever had a branch, agency, permanent establishment, representative office or presence for any Tax purpose, in any jurisdiction other than their jurisdiction of residence.

(h) All amounts payable to any Tax Authority in respect of any employee (including any Tax deductible from any amounts paid, or deemed to be paid, to an employee, and any national insurance, social fund or similar contributions required to be made in respect of employees) which are due and payable or which will become due and payable being referable to any period up to and including Closing by the Company or any of its Subsidiaries up to the Execution Date have been duly paid (where the due date for payment falls on or before Closing) or have been duly reserved (where the due date for payment falls after Closing) and the Company or the relevant Subsidiary has made all such deductions and retentions as should have been made under applicable Legal Requirements.

(i) Part 4.14(i) of the Company Disclosure Schedule identifies all schemes (including share incentive schemes) and trusts operated by the Company or any of its Subsidiaries for the benefit of its directors and employees and its company secretary, including any relevant status which any such scheme or trust enjoys for Tax purposes. All such schemes and trusts have been properly established and administered in accordance with the rules thereof and any qualifying conditions for any such scheme or trust as set out in any relevant legislation have been satisfied throughout the period from the date of commencement up until the Closing.

(j) Neither the Company nor any of its Subsidiaries is party to any arrangements falling within Part 7 of ITEPA or Part 7A of ITEPA.

(k) There is no action, suit, investigation, audit, claim or assessment pending or, to the Company’s Knowledge, proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries or Taxes in respect of any scheme or trust referred to in Section 4.14(i), and there is no dispute in process with any Tax Authority.

(l) The sale and purchase of the Company Shares will not result in the loss or nullification of any Relief or in the reduction in or unavailability of the utilization of such Relief.

(m) There are no Tax sharing or Tax allocation agreements, arrangements, or understandings with respect to or involving the Company or any of its Subsidiaries, including any group payment arrangements pursuant to sections 59F-G of the UK Taxes Management Act 1970.

(n) Neither the Company nor any of its Subsidiaries has incurred any expense or paid any interest to any director or participator (as defined in sections 452 and 454 of CTA 2010) (or such director’s or participator’s associates) which is treated as a distribution for Tax purposes by virtue of the Company or the relevant Subsidiary being a close company for Tax purposes.

(o) No transfer of value for the purposes of IHTA 1984 or disposal by way of gift (within the meaning of section 102 of FA 1986) has at any time been made by or to the Company or any of its Subsidiaries and no Person has or is likely to have in the future, any lien or charge over, or any power under IHTA 1984 to raise any inheritance tax by the sale of any asset of, or shares in, the Company or any of its Subsidiaries.

(p) Neither the Company nor any of its Subsidiaries is or has been, at any time, a close investment holding company within the terms of section 34 of CTA 2010.

(q) Any loans or advances made, or agreed to be made, by the Company or any of its Subsidiaries within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

(r) Neither the Company nor any of its Subsidiaries has entered into arrangements that would fall within Chapter 3A or Chapter 3B of Part 10 of CTA 2010.

(s) Elections pursuant to Section 431(1) of ITEPA have been duly and timely made by the Company and each holder of securities of the Company or an interest in securities of the Company eligible for such elections.

(t) Each Company Employee who is liable to UK National Insurance contributions has executed a deed between such Company Employee and the Company pursuant to which such Company Employee has agreed to pay the Company an amount equivalent to the whole of any employer’s secondary Class 1 National Insurance contributions arising from the exercise of such Company Employee’s Company Options.

(u) In relation to VAT, each of the Company and each of its Subsidiaries has:

(i) complied fully with all statutory provisions, rules, regulations, orders, directions or conditions and made all necessary returns and disclosures; and within the prescribed time limits provided all necessary information and documents to the appropriate Tax Authority and paid all amounts due to the proper person;

(ii) at all times kept and preserved complete correct and up to date records, invoices and other documents required for the purposes of VAT; and

(iii) complied fully with the terms of any agreement reached with any Tax Authority.

(v) Part 4.14(v) of the Company Disclosure Schedule identifies:

(iv) the Company’s and each Subsidiary’s VAT registration and any group for VAT purposes to which the Company or any of its Subsidiaries belongs or has belonged;

(v) particulars of any election made by the Company or any of its Subsidiaries under part 1 of Schedule 10 to VATA to waive exemption from VAT in relation to any land; and

(vi) the VAT recovery position of the Company and its Subsidiaries, including any applicable partial exemption method.

(w) No asset of the Company or any of its Subsidiaries is a capital item the input tax on which may be subject to adjustment in accordance with the provisions of Part XV of the UK Value Added Tax Regulations 1995.

(x) All documents in the possession of the Company or any of its Subsidiaries that may be necessary or desirable in proving title to any asset owned by the Company or any of its Subsidiaries have been duly stamped for stamp duty purposes. No such documents which are outside the U.K. would attract stamp duty if they were brought into the U.K.

(y) Neither the Company nor any of its Subsidiaries (i) owns any asset which, if disposed of at the Execution Date for consideration equal to its net book value as reflected in the Company Financial Statements, would give rise to a charge to Tax or (ii) is the subject of any Liability such that if the Company or the relevant Subsidiary ceased to be subject to the Liability as a result of a transfer of value equal to the net book value of the Liability as reflected in the Company Financial Statements, that cessation would give rise to a charge to Tax.

(z) Neither the Company nor any of its Subsidiaries has been involved in any transaction or series of transactions the main purpose, or one of the main purposes, of which was the avoidance of Tax or any transaction that produced a Tax loss with no corresponding commercial loss.

(aa) Neither the Company nor any of its Subsidiaries has entered into any notifiable arrangements for the purposes of Part 7 of the UK Finance Act 2004, any notifiable contribution arrangement for the purpose of the UK National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A of VATA. Neither the Company nor any of its Subsidiaries has entered into any transactions of a type in respect of which any relevant Tax Authority has announced any countermeasures, whether in the form of a change in Legal Requirement or litigation.

(bb) All transactions between (i) the Company or any of its Subsidiaries (other than NaturalMotion Inc.) on one hand, and NaturalMotion Inc. on the other hand, and (ii) the Company or any of its Subsidiaries on the one hand, and the Sellers or any Persons connected with the Sellers on the other hand, have been made on fully arm’s length terms. Each of the Company and each of its Subsidiaries has performed all material analyses, prepared all material documentation and maintained all records and verification of compliance with applicable transfer pricing rules or principles and the arm’s length standard as are required by law to be maintained for Tax purposes.

(cc) In relation to Company Options intended to be qualifying options for the purposes of Chapter 9, Part 7 and Schedule 5 of ITEPA granted under the NaturalMotion Limited Option Plan 2012 or the NaturalMotion Limited Enterprise Management Incentive Scheme: (i) each such option has been notified to an officer of HMRC in accordance with the provisions of Part 7 of Schedule 5 of ITEPA; (ii) each such option was a qualifying option, within the meaning of Section 527(4) ITEPA at the time when it was granted; (iii) each such option entitles the holder to acquire shares in the Company at a price not less than their market value at the time of grant as agreed with HMRC; and (iv) no disqualifying event, within the meaning of Section 533 of ITEPA, has occurred in relation to any such option.

4.15 Employee and Labor Matters.

(a) Part 4.15(a) of the Company Disclosure Schedule contains a true, accurate and complete list of the following information for each current employee of the Company or any of its Subsidiaries (including any such person who is on a leave of absence or on layoff status): (i) name; (ii) date of hire and, in the case of the U.K. Employees, the date of commencement of continuous service (if different); (iii) title or job description; (iv) status as active or non-active employee and length of absence for any employee on a leave of absence status; (v) details of immigration status if the individual is not entitled to work in their usual job in their place of work without limit in time; (vi) current annual vacation and sick leave entitlement; (vii) current rate of annual base salary or wages; and (viii) any target Company bonus or commission opportunity for 2014 (or such other bonus period currently in progress). The current Company Employees, when taken together, constitute all of the persons necessary to conduct the business of the Company as currently conducted and, immediately after the Closing Date, necessary for the Company to continue to operate and conduct the business of the Company as currently conducted.

(b) In the case of the Non-U.K. Employees, the employment of each such Person is terminable by the Company at will, and the employment of each such employee can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to base salary or wages accrued before the termination. In the case of the U.K. Employees, the employment of each such Person is terminable by the Company giving not more than six (6) months’ notice. The Company has delivered to Buyer accurate and complete copies of all material employee manuals and handbooks, disclosure materials and policy statements relating to the employment of the current and former employees of the Company and which (in each case) were applicable or in force during at some point during the period of three years leading up to the Execution Date.

(c) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries: (i) has given notice of termination or intends to terminate his employment with the Company or any of its Subsidiaries; or (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person), which purports to limit or that may have an adverse effect on (A) the performance by such current Company Employee of any of his duties or responsibilities as an employee of the Company or any of its Subsidiaries or (B) the Company’s business or operations.

(d) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by, and neither the Company nor any of its Subsidiaries has ever been a party to or bound by, any union contract, collective bargaining agreement, collective settlement agreement, effects bargaining agreement, employee consultation agreement, trade union recognition agreement, memorandum of understanding regarding work jurisdiction or similar Contract; (ii) there has not been, there is not presently pending or existing, and, to the Company’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Company or any of its Subsidiaries;(iii) to the Company’s Knowledge, no event has occurred or circumstance exists that could provide the reasonable basis for any work stoppage or other labor dispute; (iv) there has not been initiated or, to the Knowledge of the Company, threatened any Proceeding against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including in the case of the Non-U.K. Employees any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority and in the case of the U.K. Employees any employment tribunal claim, and, to the Company’s Knowledge, there is no organizational activity or other labor dispute against or affecting the Company; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending and in the twelve (12) months before the Execution Date no request made by any Company Employee to the Company to recognize a trade union, to negotiate an agreement in respect of information or consultation or to negotiate an agreement for a European Works Council or an information and consultation procedure; (vi) there are no pending grievances or arbitration Proceedings arising under any collective bargaining agreement or any Contract between the Company or any of its Subsidiaries and any of their employees; (vii) there is no current lockout of any employees by the Company or any of its Subsidiaries, and no such action is reasonably contemplated by the Company or any of its Subsidiaries; (viii) to the Company’s Knowledge and for the period of three years ending on the Execution Date, there has been no complaint or charge of discrimination that has been ongoing or that was filed against or reasonably threatened against the Company or any of its Subsidiaries with the Equal Employment Opportunity Commission, the employment tribunal, the Equality and Human Rights Commission or other Governmental Authority; and (ix) to the Company’s Knowledge, there has been no complaint or charge filed or reasonably threatened against the Company or any of its Subsidiaries with the Department of Labor, the Occupational Safety and Health Administration, the Health and Safety Executive, any local authority Health and Safety Department or any other Governmental Authority regarding alleged discrimination, retaliation, whistleblowing or any other matter.

(e) The Company and its Subsidiaries: (i) are, and for the period of four years ending on the Execution Date, have been, in material compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the Company Employees, including in the case of Non-U.K. Employees the health care continuation requirements of COBRA, the requirements of FMLA and the requirements of HIPAA and in the case of U.K. Employees the Employment Rights Act 1996 and the Equality Act of 2010 and, in each case, any similar Legal Requirement; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments or benefits, including benefits provided under any Benefit Plan, to the Company Employees; (iii) are not liable for any arrears of wages or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for the Company Employees (other than routine payments to be made in the Ordinary Course of Business).

(f) Part 4.15(f) of the Company Disclosure Schedule contains a true, accurate and complete list of the following information with respect to each independent contractor of the Company or any of its Subsidiaries: (i) the name of such independent contractor; (ii) the date as of which such independent contractor was originally hired by the Company or any of its Subsidiaries; and (iii) the currently applicable terms of the compensation arrangement with the independent contractor. For the purposes of this Agreement the term “independent contractor” shall include any worker, agency worker or other person who works for the benefit of the Company or any of its Subsidiaries but who is not an employee.

(g) Each individual who is classified by the Company or any of its Subsidiaries as an “employee” or as an “independent contractor” is properly so classified. There are not, and at no time have there been, any independent contractors who have provided services to the Company or any of its Subsidiaries for a period of six (6) consecutive months or longer, or who have ever provided services to the Company or any Company Affiliate as an employee. Neither the Company nor any of its Subsidiaries has within the period of 12 months ending on the Execution Date had any temporary or leased employees or agency workers. No independent contractor of the Company or any of its Subsidiaries is eligible to participate in any Benefit Plan (other than Company equity compensation schemes or with regard to any rights or benefits the Company or any of its Subsidiaries is obliged to provide by applicable law). The Company’s and its Subsidiaries’ relationships with all individuals who act as independent contractors can be terminated at any time for any reason upon no more than thirty (30) days written notice without amounts being owed to such individuals, other than with respect to compensation or payments accrued before the applicable termination date.

(h) Within the six (6) months prior to the Execution Date, no Key Employee of the Company or any of its Subsidiaries has been given notice terminating his employment and no current Company Employee has been subject to any suspension, disciplinary process by the Company, or engaged in any grievance procedure with the Company.

(i) Within the twelve (12) months prior to the Execution Date, neither the Company nor any of its Subsidiaries has given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Part IV Chapter II Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Part IV Chapter II of that Act or been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).

(j) In the case of the U.K. Employees, the Company and its Subsidiaries have carried out the specified checks on employees’ original documents which would enable it to establish a statutory defense under section 15 Immigration, Asylum and Nationality Act 2006 as appropriate. In the case of U.K. employees, the Company is licensed to sponsor migrants under the points based system and its license is valid, subsisting and A-rated and the Company is not aware of any reason why the license might be suspended, withdrawn or downgraded. No civil penalty or criminal penalty or enforcement action under the sponsor management system has been imposed on the Company or any of its officers or employees in connection with a breach of immigration law or the sponsor’s duties.

(k) Neither the Company nor any of its Subsidiaries operates or has operated any custom, policy, practice or arrangement (whether contractual or non-contractual) pursuant to which employees on or by reason of the termination of their employment or loss of office including by reason of redundancy (within the meaning of s.139 Employment Rights Act 1996 and/or s.195 Trade Union and Labour Relations (Consolidation) Act 1992) are entitled to payments which are in excess of those required to be paid under the Employment Rights Act 1996 and the terms of that individual’s contract of employment.

4.16 Employee Benefit Plans and Compensation.

(a) Part 4.16(a) of the Company Disclosure Schedule contains a true, accurate and complete list of each (i) Company Employee Plan and (ii) each Company Employee Agreement (other than Company Employee Agreements that are terminable by the Company without notice or Liability or with the provision of no less notice or severance as may be required by applicable Legal Requirements) (collectively, the “Benefit Plans”). Neither the Company nor any of its Subsidiaries intends nor has it committed to establish or enter into any new Benefit Plan (whether legally binding or not), other than the renewal of Benefit Plans in the Ordinary Course of Business pursuant to the terms thereof.

(b) The Company has delivered the following documents to Buyer with respect to each Benefit Plan, in each case, if applicable: (i) correct and complete copies of all documents embodying such Benefit Plan (other than Company Employee Agreements which follow the form of agreement provided to Buyer, except as such form may have been changed to comply with the Legal Requirements of another jurisdiction), including all amendments thereto, and all related trust documents, insurance contracts or other funding vehicles; (ii) correct and complete copies of all templates and standard forms used by the Company as the basis for any Company Employee Agreement and accurate details of any material deviations of such templates or standard forms applicable to any current Company Employee, but the Company shall not be required to deliver copies of the contract of employment, offer letter or statement of terms of employment for any UK Company Employees; (iii) a written description of any material Benefit Plan that is not set forth in a written document; (iv) the most recent summary plan description or other plan summary and the most recent summary or summaries of material modifications thereto, if any; (v) the three most recent annual actuarial valuations, if any; (vi) all IRS, HMRC, Department of Labor or other Governmental Authority determination, opinion, notification, advisory letters or other qualification or similar letters, agreements or notices; (vii) the three (3) most recent annual reports and all schedules and financial statements attached thereto; (viii) all material correspondence to or from any Governmental Authority received in the last three (3) years; (viii) all discrimination tests for the most recent three (3) plan years; and (ix) all material written agreements (save as stated above) and contracts currently in effect, including administrative service agreements, group annuity contracts, and group insurance contracts.

(c) Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Legal Requirements, including ERISA and the Code, to the extent applicable to such Benefit Plan. All contributions, reserves or premium payments required to be made or accrued as of the Execution Date to the applicable Benefit Plan have been timely made or accrued. With respect to each Benefit Plan: (i) all employer and employee contributions to each Benefit Plan required by applicable Legal Requirements or by the terms of such Benefit Plan have been made, or, if applicable, accrued, in accordance with generally accepted accounting principles in the applicable jurisdiction applied to such matters; (ii) the fair market value of the assets of each funded Benefit Plan, the liability of each insurer for any Benefit Plan funded through insurance or the book reserve established for any Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Execution Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations in any material respect; (iii) there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the expense of maintaining such Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof; (iv) from and after the Closing, Buyer shall receive the full benefit of any such funds, accruals or reserves under the Benefit Plans; and (v) each Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(d) Each Benefit Plan maintained within the United States primarily for the benefit of Company Employees working within the United States (each, a “U.S. Benefit Plan”) intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has (i) obtained a favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS, and nothing has occurred since the date of such letter covering such Benefit Plan that would reasonably be expected to adversely affect such favorable determination or (ii) timely filed, or caused to be timely filed, an application for a determination letter for the most recently completed qualification cycle applicable to such U.S. Benefit Plan and there are no existing circumstances that could reasonably be expected to adversely affect the qualified status of such plan. Neither the Company nor any of its Affiliates has engaged in a “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that is not otherwise exempt under Section 408 of ERISA, with respect to any U.S. Benefit Plan.

(e) Neither the Company nor any of its ERISA Affiliates maintains, sponsors or contributes to or is required to contribute to, or has in the past six (6) years maintained, sponsored, contributed to or been required to contribute to (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA, (iii) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(f) No Proceeding (excluding claims for benefits incurred in the Ordinary Course of Business) has been initiated on the Company or any of its Subsidiaries or, to the Company’s Knowledge, is pending or threatened against or with respect to any Benefit Plan or its assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan). There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS, HMRC, Department of Labor or other Governmental Authority with respect to any Benefit Plan.

(g) No U.S. Benefit Plan provides, or reflects or represents any liability to provide, benefits (including death or medical benefits), whether or not insured, with respect to any Company Employee, or any spouse or dependent of any such Company Employee, beyond such Company Employee’s retirement or other termination of employment with the Company other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or similar law.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) shall (i) result in any payment becoming due to any Company Employee under any Benefit Plan or Company Employment Agreement, (ii) increase any benefits under any Benefit Plan or Company Employment Agreement, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit under any Benefit Plan, (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans or Company Employment Agreement, (v) cause any amounts payable under the Benefit Plans to fail to be deductible under Section 280G of the Code or (vi) increase any notice entitlement or severance payment or release any employee from any obligation under any Company Employment Agreement.

(i) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer, the Company or any

Company Affiliate (other than ordinary administration expenses and satisfaction of routine claims for benefits) except as contemplated by the terms of this Agreement.

(j) No U.S. Benefit Plan or other agreement provides any person with any amount of additional compensation or gross-up if such individual is provided with amounts subject to excise or additional taxes imposed under Sections 4999 or 409A of the Code.

(k) Each U.S. Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code)has been maintained and operated in compliance with Section 409A of the Code and the applicable IRS guidance promulgated thereunder. No stock option granted by the Company to any Person who was a U.S. resident at the time of grant (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(l) Except pursuant to the U.K. Pension Scheme and obligations under applicable Legal Requirements, neither the Company nor its Subsidiaries have or have ever had any obligation (whether legally binding or not) to: (i) pay any pension; (ii) make any other payment on or after retirement or death (whether of a temporary or permanent nature); or (iii) to pay or otherwise provide any Relevant Benefits (in each case) to, or in respect of, any Company Employee or spouse or dependent of such Company Employee.

(m) Neither the Company nor any of its Subsidiary has or could have any liability under ss.75 or 75A Pensions Act 1995 or otherwise to make any payment to any scheme or arrangement for the provision of Relevant Benefits to which it contributed or in which it has participated prior to Closing.

(n) Neither the Company nor any of its Subsidiary is an employer, and has not been associated or connected with an employer (for the purposes of section 38 to 51 of the Pensions Act 2004 or otherwise) of an occupational pension scheme which is not a money purchase scheme (as such terms are defined in the Pensions Schemes Act 1993 (as prospectively amended by section 29 of the Pensions Act 2011)).

(o) All lump sum and pension benefits payable in the event of the death of U.K. Company Employees in service are fully insured with a reputable insurance company which is authorized under the Financial Services and Markets Act 2000 with permission under Part IV of that Act to effect and carry out contracts of long-term insurance.

4.17 Environmental Matters. The Company and each of its Subsidiaries are and at all times have been in material compliance with applicable Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of all permits and other Governmental Authorizations, if any, required under applicable Environmental Laws, and compliance with the terms and conditions thereof. To the Knowledge of the Company, no current or prior owner of any property leased by the Company or any of its Subsidiaries has received any notice or other communication (in writing or otherwise), whether from a Governmental Authority or any other Person that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with any Environmental Law. For purposes of this Section 4.17: (i) “Environmental Law” means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

4.18 Insurance. Part 4.18 of the Company Disclosure Schedule identifies all insurance policies in force at the Execution Date and maintained by, at the expense of or for the benefit of the Company or any of its Subsidiaries (“Insurance Policies”) and identifies any material claims made thereunder. The Company has made available to Buyer accurate and complete copies of the Insurance Policies. Each of the Insurance Policies is in full force and effect and all premiums due with respect thereto have been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with its terms. Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any Insurance Policy, (b) refusal of any coverage or rejection of any claim under any Insurance Policy or (c) material adjustment in the amount of the premiums payable with respect to any Insurance Policy.

4.19 Related Party Transactions. No Related Party:

(a) has, and no Related Party has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company;

(b) is indebted to the Company or any of its Subsidiaries;

(c) has entered into, or has had any direct or indirect financial interest in, any Contract (other than any employment agreement or equity agreement), transaction or business dealing involving the Company or any of its Subsidiaries;

(d) is competing with the Company in any market served by the Company or any of its Subsidiaries;

(e) has any claim or right, and, to the Company’s Knowledge, no event has occurred and no condition or circumstance exists that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party, against the Company or any of its Subsidiaries, except for claims by employees in the Ordinary Course of Business.

4.20 Proceedings; Orders.

(a) There is no Proceeding that has been initiated and, to the Company’s Knowledge, no Person has threatened to commence any Proceeding against the Company or any of its Subsidiaries, that: (i) involves the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries (whether or not the Company or one of its Subsidiaries is named as a party thereto); or (ii) challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, the consummation of the

Transactions. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject.

(b) To the Company’s Knowledge, no director, consultant or employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such director, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

4.21 Authority; Binding Nature of Agreement. The Company has all right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company and the Company’s shareholders and board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.22 Governmental Consents.

(a) No notices, reports or other filings are required to be made by the Company with, and no Orders or Consents are required to be obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions.

(b) The Company, together with each Person that it “controls” (as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”)), does not have assets located in the United States with a fair market value in excess of $70,900,000 and did not make sales in or into the United States in its most recent fiscal year in excess of $70,900,000 (as such terms are defined under Rule 802.51 and the other rules promulgated by the Federal Trade Commission to implement the HSR Act).

4.23 Compliance with Organizational Documents. Neither the Company nor any of its Subsidiaries is in violation or default of the Company Organizational Documents or the organizational documents of such Subsidiary. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions, will not, conflict with or result in a violation or breach of, or default under, with or without the passage of time or the giving of notice or both, the Company Organizational Documents.

4.24 Brokers. Neither the Company nor any of its Subsidiaries, directors, officers or employees has agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with the Transactions that is payable by Buyer, Parent, the Company or any of their respective Subsidiaries.

4.25 Transaction Expenses . Part 4.25 of the Company Disclosure Schedule sets forth all Transaction Expenses. Neither the Company nor any of its Subsidiaries has agreed or become obligated to pay and has not taken any action that might result in any Person claiming to be entitled to receive any Transaction Expense other than as set forth in Part 4.25 of the Company Disclosure Schedule.

SECTION 5

WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby warrant to the Company and Sellers as of the Execution Date and as of the Closing follows:

5.1 Organization and Good Standing. Each of Parent and Buyer (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate its assets; and (iii) is qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity and is in good standing in all jurisdictions in which such qualification, authorization, registration or license is required, except in the case of clause (iii) as has not had or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially delay or materially impair the consummation of the Transactions.

5.2 Capital Structure. The authorized share capital of Parent consists of: (i) 2,020,517,472 shares, $0.00000625 par value per share, 1,100,000,000 of which are designated “Class A Common Stock”, 900,000,000 of which are designated “Class B Common Stock” and 20,517,472 of which are designated “Class C Common Stock” (together with the Class A Common Stock and Class B Common Stock, the “Parent Shares”), and (ii) 2,000,000 shares, $0.00000625 par value per share, of “Preferred Stock”. As of December 31, 2013, 685,553,806 shares of Class A Common Stock are outstanding, 126,238,055 shares of Class B Common Stock are outstanding, 20,517,472 shares of Class C Common Stock are outstanding and no shares of Preferred Stock are issued and outstanding. All of the outstanding Parent Shares are duly authorized, validly issued, fully paid and non-assessable and all of the shares of Class A Common Stock to be issued in connection with the Transactions, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

5.3 Authority; Binding Nature of Agreement. Parent and Buyer have all right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Buyer of this Agreement have been duly authorized by all necessary action on the part of Parent and Buyer. No approval of Parent’s shareholders is required to consummate the Transactions. This Agreement constitutes the legal, valid and binding obligation of Parent and Buyer, enforceable against such parties in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.4 Proceedings. There is no pending Proceeding, and to Parent’s Knowledge, no Person has threatened to commence any Proceeding against Parent or Buyer, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

5.5 Governmental Consents. Except for the filings and/or notices under the Securities Act, the Exchange Act or required to be made with NASDAQ Stock Market (“NASDAQ”), no notices, reports or other filings are required to be made by Parent or Buyer with, and no Orders or Consents are required to be obtained by Parent or Buyer from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Parent or Buyer or the consummation of the Transactions.

5.6 Compliance with Documents. The execution, delivery and performance of this Agreement, and the consummation of the Transactions will not (i) conflict with or result in a violation or breach of, or default under, with or without the passage of time or the giving of notice or both, Parent’s or Buyer’s organizational documents; (ii) directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract binding on Parent or Buyer or give any Person the right to (a) declare a default or exercise any remedy under any such Contract, (b) accelerate the maturity or performance of any such Contract or (c) cancel, terminate or modify any such Contract; or (iii) directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or Buyer, or any of the material assets owned or used by Parent or Buyer, is subject except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default or right that could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.7 SEC Filings; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2012 (the forms, statements, reports and documents filed or furnished since December 31, 2012 and those filed or furnished subsequent to the Execution Date and prior to the Closing including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the Execution Date, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the Execution Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(c) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or, in the case of Parent Reports filed after the Execution Date, will fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents or, in the case of Parent Reports filed after the Execution Date, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein.

(d) Parent is a “well known seasoned issuer” eligible to file a Form S-3 Registration Statement as an automatic shelf registration statement, as defined under Rule 405 of the Securities Act.

5.8 Sufficient Funds Available. Parent and/or Buyer has, or will have as of the Closing Date, sufficient funds available to consummate the transactions contemplated by, and to perform its obligations under this Agreement, including payment of the amounts set forth in Section 2.3(c) hereto and the payment of any unpaid Transaction Expenses.

SECTION 6

CERTAIN COVENANTS OF THE PARTIES

6.1 Interim Operations of the Company.

(a) Except as described in the Company Disclosure Schedule or as otherwise expressly permitted by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the Execution Date and prior to the Closing (unless Parent shall otherwise approve in writing and except as required by applicable Legal Requirements), the business of the Company and its Subsidiaries shall be conducted in the Ordinary Course of Business and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable endeavors to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, licensors, employees and significant business associates, keep available the services of its and its Subsidiaries’ present employees and agents and maintain the present character and quality of their business. Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing, except (i) as otherwise expressly required by this Agreement or (ii) as Parent may approve in writing, the Company will not and will not permit its Subsidiaries to:

(i) amend any of its organizational documents;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire (including by lease, license or otherwise) assets outside of the Ordinary Course of Business from any other Person with a value or purchase price in the aggregate in excess of $50,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the Execution Date as set forth on Part 6.1(a)(iii) of the Company Disclosure Schedule;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of the Company Shares upon the exercise of the Company Options outstanding as of the Execution Date in accordance with the terms of such Company Option; provided, however, if such issuance would result in a Person who is not a party to this Agreement owning Company Shares, such Person shall be required to execute a Joinder Agreement in the form of Exhibit H simultaneously with such exercise;

(v) create or incur any Encumbrance material to the Company or any of its Subsidiaries not incurred in the Ordinary Course of Business;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than (A) to the Company or any direct or indirect wholly owned Subsidiary of the Company, (B) advances of travel and other out-of-pocket expense to employees in the ordinary course of business consistent with past practices or (C) loans to Optionholders solely to fund the exercise of Company Options pursuant to Section 6.5(a));

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Shares (except for (A) dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary and (B) declaration of the Pre-Closing Dividend) or enter into any agreement with respect to the voting of the Company Shares except as set forth on Part 6.1(a)(vii) of the Company Disclosure Schedule;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Shares or securities convertible or exchangeable into or exercisable for any Company Shares except as set forth on Part 6.1(a)(viii) of the Company Disclosure Schedule;

(ix) incur any Indebtedness for borrowed money or guarantee for such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(x) increase user acquisition spend in a manner inconsistent with the Company’s approved budget for 2014;

(xi) materially change the Company’s Published Company Products or pipeline of New Products;

(xii) other than in the Ordinary Course of Business, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, or amend, modify or terminate any Material Contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights under any such Material Contract;

(xiii) make any changes with respect to accounting policies or procedures (including the Accounting Principles), except as required by changes in Legal Requirements or U.K. GAAP;

(xiv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Intellectual Property or Intellectual Property Rights, or grant any license, covenant not to sue, release, waiver or other right under any Intellectual Property or Intellectual Property Rights;

(xv) settle any litigation or other Proceedings other than exclusively for an amount of cash not in excess of $10,000 individually or in the aggregate;

(xvi) make or rescind any material election relating to Taxes or settle or compromise any material Proceeding relating to Taxes, or make any change to any of their methods of reporting income or deductions for Tax purposes (including any adoption of any such new method) from those employed in the preparation of the most recently filed Tax Returns;

(xvii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries (other than Intellectual Property or Intellectual Property Rights), including capital stock of any of its Subsidiaries other than in an amount not to exceed $20,000 individually or $50,000 in the aggregate;

(xviii) except as required pursuant to existing written, binding agreements in effect prior to the date of the Execution Date and set forth in Part 4.16(a) of the Company Disclosure Schedule, or as otherwise required by applicable Legal Requirement, (A) grant or provide any severance or termination payments or benefits to any current or former director or employee of the Company or any of its Subsidiaries; (B) increase the compensation, commission, bonus or pension, welfare, severance or other benefits of, or pay any bonus to, any current or former director or employee of the Company, except for increases in cash compensation made in the Ordinary Course of Business to employees who are not Key Employees or the Founder; (C) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards or grant any new equity awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan; (E) enter into or establish any (1) employment, severance, change in control, termination, deferred compensation or other similar agreement with any contractor, director or employee of the Company or (2) other agreement, program or policy that would otherwise qualify as a Benefit Plan had it been in place as of the Execution Date; (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by U.K. GAAP; or (G) forgive any loans to current or former directors or employees of the Company or any of its Subsidiaries;

(xix) (A) hire any employee or individual independent contractor, other than to replace departed Company Employees, departing in the Ordinary Course of Business, with compensation terms that are substantially equivalent to the departed Company Employee’s compensation terms; or (B) terminate any current Company Employee other than in the Ordinary Course of Business; provided, that in each of clause (A) and (B) the Company shall obtain the prior written consent of Parent before taking such action with respect to any senior employee;

(xx) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Section 7 not being satisfied; or

(xxi) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written or oral communications to the directors or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

6.2 Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all their respective reasonable endeavors to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary on their part under this Agreement and applicable Legal Requirements to consummate and make effective the Transactions as soon as practicable, including taking all actions under the Company Organizational Documents.

6.3 Access and Reports. Subject to applicable Legal Requirements, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent’s and Buyer’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, contracts and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent and Buyer all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 6.3 shall affect or be deemed to modify any warranty made by the Company herein; provided, further, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable endeavors to obtain the consent of such third party to such inspection or disclosure or if any Legal Requirement applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit access to such information or (b) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.3 shall be directed to a director of, or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.4 Employee Benefits.

(a) Until December 31, 2014, Parent shall provide the Company Employees who continue in the employ of the Company (the “Continuing Employees”) with employee benefits that are substantially comparable, in the aggregate, to benefits provided to such employees under the applicable Benefit Plans prior to the Closing Date.

(b) Parent shall use all reasonable endeavors to cause any employee benefit plans which the Continuing Employees are eligible to participate in to take into account for purposes of eligibility, vesting and level of benefit thereunder (but not for purposes of benefit accrual under any defined benefit pension plan or to the extent it would result in a duplication of benefits), service by the Continuing Employees with the Company as if such service were with Parent or the Company, to the same extent such service was credited under a comparable Benefit Plan prior to the Closing Date.

(c) To the extent any Continuing Employees become eligible to participate in any employee benefit plans of Parent or the Company, Parent or the Company, as applicable, shall use all reasonable endeavors to waive (or, where such benefits are insured by third parties, shall use all reasonable endeavors to procure the waiver of) limitations on benefits relating to any pre-existing conditions of the Continuing Employees and their eligible spouses and dependents, to the extent such limitations and conditions had been satisfied under a Benefit Plan. Parent, Buyer or the Company, as applicable, shall use all reasonable endeavors to recognize for purposes of annual deductible and out-of-pocket limits under any health plan of Parent or the Company in which Continuing Employees are eligible to participate, deductible and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under a Benefit Plan in the calendar year in which the Closing Date occurs.

(d) Notwithstanding the foregoing, nothing contained herein shall: (i) be treated as an amendment of any particular employee benefit plan; (ii) give any Continuing Employee or any other third party any right to enforce the provisions of this Section 6.4; or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular employee benefit plan or (B) retain the employment of any particular employee.

(e) The Company and each Seller shall procure that (i) each Seller receiving Parent Shares or an interest therein, or a Buyer Loan Note, in respect of which elections under Section 431(1) of ITEPA can be made and (ii) at Parent’s reasonable request, each Option Holder who exercises any Company Options, shall enter into one or more elections, in a timely manner, and in a form specified by Parent, pursuant to Section 431(1) ITEPA and in any event within fourteen (14) days after the Closing.

6.5 Company Options. Subject to the consummation of the Equity Plan Amendment:

(a) During the five (5) Business Day period ending the Business Day prior to the Closing Date (the “Exercise Period”), each outstanding Company Option that is vested in accordance with its terms, as of and during the Exercise Period, shall be exercisable for the duration of the Exercise Period, subject to the terms and conditions of the Company Equity Plan and any award agreements that are applicable to such Company Options. Any Ordinary Shares and X Shares received upon exercise of such Company Option shall be sold to the Buyer free and clear of any Encumbrance and with full title guarantee and shall receive the consideration described in Section 2.3(c), as applicable, upon the Closing Date. Any and all Company Options that are vested as of and during the Exercise Period but are not exercised during the Exercise Period shall be canceled for no consideration and shall cease to exist effective as of the Closing.

(b) Each outstanding Company Option that is issued but not vested and exercisable as of and during the Exercise Period shall, as of the Closing, not be exercisable, and shall, one Business Day following the Closing, provided the holder thereof has so agreed (failing which such Company Option shall lapse), instead be replaced with an option to purchase a number of shares of Class A Common Stock of Parent equal to the product (rounded down to the nearest whole number) of (i) the number of Ordinary Shares or X Shares, as applicable, subject to such issued but unvested Company Option immediately prior to the Closing and (ii) the Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) (1) the exercise price per share of Ordinary Shares or X Shares, as applicable, subject to such Company Option multiplied by (2) the Exchange Rate, divided by (B) the Option Exchange Ratio; provided, however, that, in the case of U.S. taxpayers, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and provided, further, that each Company Option shall remain subject to the same vesting schedule and other relevant terms and conditions in effect immediately prior to the Closing. For purposes of this Section 6.5, the “Option Exchange Ratio” means the Per Common Share Price (in the case of Company Options with respect to Ordinary Shares) or Per X Share Price (in the case of Company Options with respect to X Shares) divided by the 30 Day Average Price.

(c) For the purposes of this Section 6.5, any Company Options which may become exercisable only as a result of the operation of Rule 7.9 of The NaturalMotion Limited Option Plan 2012 shall be deemed not to be vested or exercisable.

(d) Parent agrees to take the actions set forth on Schedule 6.5(d).

6.6 Issuance of Restricted Stock Units. At the next regularly scheduled meeting of the Compensation Committee of Parent, Parent will grant the Continuing Employees listed on Schedule 6.6 hereto an aggregate number of ZSUs equal to the quotient of (a) the Aggregate Post-Closing ZSU Value divided by (b) the 30 Day Average Price.

6.7 Indemnification of Officers and Directors.

(a) For a period of six (6) years from and after the Execution Date, Parent agrees that all rights existing as of the Execution Date pursuant to the Company Organizational Documents or any indemnification agreements with the Company’s Officers or directors identified in the Company Disclosure Schedule for acts or omissions which occurred at or prior to the Closing Date shall continue in full force and effect in accordance with their terms and shall provide that the Company or any successor thereto shall comply with and satisfy such rights and related obligations. Parent will not, and will cause Buyer not to, amend or modify the provisions in the Company Organizational Documents in effect on the Closing Date, with respect to indemnification, exculpation or advancement of expenses in a manner that adversely affects the rights of the Officers or directors or terminate such provisions prior to the sixth (6th) anniversary of the Execution Date. Any claims for indemnification made under this Section 6.7(a) on or prior to the sixth (6th) anniversary of the Execution Date shall survive such sixth (6th) anniversary until the final resolution thereof.

(b) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be exclusively enforceable by, each of the members of the board of directors and officers of the Company as of the Execution Date (to the extent applicable thereto) and their heirs and estates.

6.8 Tail Insurance. Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “Tail Insurance Coverage”) for the Company’s board of directors and Officers in a form acceptable to Parent, which shall provide such board of directors and Officers with insurance coverage for six (6) years following the Closing Date and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company and disclosed to Parent. Parent shall not cancel the Tail Insurance Coverage without providing replacement insurance which shall provide the Target D&O Indemnified Parties coverage for any remaining portion of the original six (6) year period in an amount not less than the coverage provided under the Tail Insurance Coverage and with other terms not less favorable than the terms in such Tail Insurance Coverage.

6.9 Tax Matters.

(a) Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Such Tax Returns shall be prepared in accordance with past practice of the Company or any of its Subsidiaries, as appropriate, unless otherwise required by applicable Legal Requirements. Buyer shall permit Sellers’ Representative to review and comment on each such Tax Return 10 Business Days prior to filing and shall make such revisions to such Income Tax Returns as are reasonably requested by Sellers concerning any matter which could require the Sellers to make a payment under this Agreement.

(b) Amendment of Tax Returns. Buyer shall not amend any Tax Return of the Company or any of its Subsidiaries with respect to any Tax period or portion thereof ending on or prior to the Closing Date without the consent of Sellers’ Representative, which consent shall not be unreasonably withheld or delayed, if such amendment would result in indemnification under Section 9.

(c) Tax Sharing Agreements. All Tax sharing agreements, Tax allocation agreements or similar agreements and all powers of attorney with respect to or involving the Company or any of its Subsidiaries (other than such agreements or powers relating solely to the Company and/or any of its Subsidiaries) shall be terminated prior to the Closing Date and, after the Closing, the Company and any of its Subsidiaries shall not be bound thereby or have any Liability thereunder.

(d) Tax Disputes. After the Closing, Buyer shall have the authority to control any audit or examination of the Company or any of its Subsidiaries or any successor thereto by any Tax Authority and any administrative appeal or judicial proceeding related to any issue raised in any such audit or examination; provided, that (i) Buyer shall allow the Sellers’ Representative, on behalf of the Sellers, to participate at the Sellers’ expense in any audits, examinations or administrative or judicial proceedings to the extent that such audits, examinations or proceedings could require the Company or the Sellers to make a payment under this Agreement, and (ii) Buyer shall not settle any such audit, examination or administrative or judicial proceeding in a manner which would adversely affect the Company or any Seller without the prior written consent of the Sellers’ Representative, on behalf of the affected Seller, which consent shall not unreasonably be withheld or delayed.

(e) Option Matters. The Company and Parent shall take reasonable steps consistent with the terms of this Agreement to ensure that, where a Company Option is a qualifying option for the purposes of Chapter 9, Part 7 and Schedule 5 of ITEPA, any replacement hereunder of that option shall satisfy paragraphs 41 to 43 of Schedule 5 of ITEPA. In addition, the Company and Parent shall file in a timely manner full and accurate Tax Returns in respect of the grant of any replacement option to the extent required by Legal Requirements.

(f) Cooperation on Tax Matters. Subject to Sections 6.9(a) – (e) and Section 9.3, Buyer and the Sellers’ Representative shall cooperate fully and promptly, as and to the extent reasonably requested by any of the other parties, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information), subject, where applicable, to the signature of the holder of the replacement option. For the avoidance of doubt, Buyer shall provide the Sellers’ Representative with any information reasonably requested to permit the Sellers to determine the Tax consequences of the purchase and sale of Company Shares pursuant to this Agreement and of their ownership of the Company Shares, and to comply with any Tax reporting obligations relating thereto.

6.10 Registration Statement.

(a) Parent will file with the SEC within one (1) Business Day following the Closing Date and cause to become effective as soon as practicable thereafter (and shall use all reasonable endeavors to keep effective for the earlier of (i) six months from the Closing Date or (ii) until the Parent Shares issued to the Outside Sellers pursuant to this Agreement no longer constitute Registrable Shares) a registration statement on Form S-3 as provided in General Instruction I.D. to Form S-3 (the “Resale Registration Statement”) for the registration of the resale of the Registrable Shares. The Resale Registration Statement shall include a description of the potential manner of resales of the Registrable Shares as is requested by the holders of the Registrable Shares and is not inconsistent with the requirements of Form S-3; provided, that in no circumstances shall Parent be required to effect an underwritten offering. To the extent necessary to properly sell any Registrable Shares under the Resale Registration Statement, Parent shall deliver to each holder of Registrable Shares, without charge, as many copies of the prospectus forming part of the Resale Registration Statement (the “Prospectus”) and any amendments or supplements thereto as such holder may reasonably request in order to permit the offering and sale of the Registrable Shares, but only while Parent shall be required under the provisions hereof to cause the Resale Registration Statement to remain effective, and Parent consents (except during a suspension period permitted by this Agreement) to the use of the Prospectus or any amendment or supplement thereto by the holder in connection with the offering and sale of the Registrable Shares covered by the Prospectus or any amendment or supplement thereto in accordance with the terms of this Agreement. Holders of the Registrable Shares shall not use the Resale Registration Statement to resell Registrable Shares except in accordance with the Resale Registration Statement and subject to the terms, conditions and restrictions set forth in this Section 6.10.

(b) Parent shall have the right to suspend at any time, and the holders of Registrable Shares shall suspend, the use of the Resale Registration Statement for resales of Registrable Shares upon prior written notice from Parent to the Sellers’ Representative, for periods of time not to exceed 45 consecutive days or 90 days total, if either: (i) Parent is or may be in possession of material non-public information, the failure of which to disclose in the Resale Registration Statement could result in a violation of securities laws; or (ii) there is a contemplated financing, acquisition, disposition, corporate reorganization, merger, or other similar transaction or other material event or circumstance affecting Parent or its securities.

(c) In the event: (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Resale Registration Statement for amendments or supplements to the Resale Registration Statement or Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Resale Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) of any event or circumstance which, upon the advice of Parent’s counsel, necessitates the making of any changes in the Resale Registration Statement or the Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that neither the Resale Registration Statement nor the Prospectus will contain any untrue statement of a material fact or omit to state a material fact requested by Parent to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (v) of any event or circumstance of the type described in Section 6.10(b), then Parent shall promptly deliver a certificate in writing to the Sellers’ Representatives a “Suspension Notice”) and, upon receipt of such Suspension Notice, each holder of Registrable Shares will refrain from selling any Registrable Shares pursuant to the Resale Registration Statement (a “Suspension”) until such holder’s receipt of copies of a supplemented or amended prospectus prepared and filed by Parent, or until it is advised in writing by Parent that the Suspension is no longer in effect. Parent agrees to use all reasonable endeavors to respond to requests and resolve issues as promptly as practicable. No filing of, or amendment or supplement to the Resale Registration Statement (other than the filing of reports under the Exchange Act or the rules promulgated thereunder) will be made by Parent without providing the Sellers’ Representative reasonable opportunity to review and comment thereon. Parent will notify Sellers’ Representative promptly of the receipt of any comments from the SEC or its staff, of any request by the SEC or its staff for amendments or supplements to Resale Registration Statement or for additional information, or any other information with respect to any event which could result in a Suspension Notice (it being understood that Parent shall be under no obligation to provide any non-public information), and will supply Sellers’ Representative with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto and will respond as promptly as practicable to any such comments or requests.

(d) No holder of Registrable Shares shall use, distribute or otherwise disseminate any free writing prospectus, as defined in Rule 405 under the Securities Act, in connection with the sale of Registrable Shares under the Resale Registration Statement, without the prior written consent of Parent.

6.11 Registrable Shares Indemnification.

(a) Parent shall indemnify and hold harmless each holder of Registrable Shares, such holder’s directors and officers and partners and members, each broker or dealer who participates in the offering of such Registrable Shares, each agent of such a holder and each Person, if any, who controls (within the meaning of the Securities Act) such holder (collectively, the “Holder Indemnified Parties”), against any losses, claims, damages or liabilities, joint or several, to which they may become subject under applicable U.S. federal and state or foreign securities Legal Requirements or otherwise, insofar as such losses, claims, damages or liabilities (or Proceedings in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of any material fact contained in the Resale Registration Statement (including any amendments or supplements thereto); (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party of applicable U.S. federal and state or foreign securities Legal Requirements, and shall reimburse each such Holder Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or Liability as such expenses are incurred; provided, however, that the obligations in this Section 6.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that Parent shall not be liable to any Holder Indemnified Party in any such case for any such loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with the Resale Registration Statement or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such holder of Registrable Shares. The obligations set forth in this Section 6.11(a) shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder Indemnified Party and shall survive the transfer of such Registrable Shares by any holder of Registrable Shares.

(b) Each holder of Registrable Shares severally and not jointly shall indemnify and hold harmless Parent, each of its directors and officers, each person, if any, who controls (within the meaning of the Securities Act) Parent and each agent of Parent (including legal counsel and accountants) (collectively, the “Issuer Indemnified Parties”) against any losses, claims, damages or liabilities, joint or several, to which they may become subject, under applicable U.S. federal and state or foreign securities Legal Requirements or otherwise, insofar as such losses, claims, damages or liabilities (or Proceedings in respect thereof) arise solely out of or are based solely upon (i) any untrue or alleged untrue statement of any material fact contained in the Resale Registration Statement (including any amendments or supplements thereto), (ii) the omission or alleged omission to state by a holder of Registrable Shares to Parent a material fact required to be stated or necessary to make the statements made by a holder of Registrable Shares to Parent not misleading or (iii) any violation or alleged violation by the indemnifying party of applicable U.S. federal and state or foreign securities Legal Requirements, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission or violation or alleged violation was made in the Resale Registration Statement or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such holder expressly for use in connection with such registration; and each such older shall reimburse any legal or other expenses reasonably incurred by an Issuer Indemnified Party with investigating or defending any such loss, claim, damage or liability as such expenses are incurred; provided, however, that the obligations in this Section 6.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of such holder of Registrable Shares (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the liability of each holder of Registrable Shares under this Section 6.11(b) and Section 6.11(d) shall be limited to the proceeds received by such holder of Registrable Shares from the sale of Registrable Shares covered by the Resale Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Issuer Indemnified Party, and shall survive the transfer of such Registrable Shares by any holder of Registrable Shares.

(c) Promptly after receipt by an indemnified party under this Section 6.11 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.11, notify the Sellers Representative and the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party.

(d) Except as otherwise limited by Section 6.11(b), to the extent any indemnification by an indemnifying party is prohibited or limited by applicable Legal Requirements, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.11(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6.11(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The liability of each holder of Registrable Shares hereunder by way of contribution under this Section 6.11(d) and indemnification under Section 6.11(b) shall be limited to the proceeds received by such holder of Registrable Shares from the sale of Registrable Shares covered by the Resale Registration Statement.

6.12 Public Announcements. The initial press release regarding the Transactions shall be issued by Parent (after consultation with the Company) and thereafter the Company, Parent and Buyer each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions, except as may be required by any Legal Requirement or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority.

6.13 Listing. Prior to the Closing, Parent shall use all reasonable endeavors to obtain conditional approval of the listing and posting for trading on NASDAQ of the Parent Shares comprising the Stock Consideration, subject only to notice of official issuance.

6.14 Restrictions on Transfer. Each Seller, severally and not jointly with respect to the Company Shares held by it, agrees that prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 8.1, such Seller shall not, directly or indirectly:

(a) sell, convey, transfer, pledge or otherwise encumber or dispose of any of the Company Shares held by such Seller or any interest therein, except pursuant to this Agreement;

(b) deposit any such Company Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Company Shares or grant any proxy with respect thereto; or

(c) enter into any Contract with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Company Shares.

6.15 Compliance with Regulation S. Parent shall not register any transfer of Parent Shares comprising the Stock Consideration issued pursuant to Regulation S except in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an exemption from registration except as required by any applicable Legal Requirement.

6.16 Joinder Agreement. The Company shall use all reasonable endeavors to cause the Persons described in Section 2.3(b)(x) that have not executed this Agreement to execute and deliver to the Company and Buyer a Joinder Agreement, pursuant to which such Persons agree to be bound by the terms of this Agreement, as soon as practicable following the Execution Date.

6.17 Protection of the Buyer’s Goodwill. The Founder and each Key Employee (i) agrees that the restrictions contained in Schedule 2 are reasonable and necessary for the protection of the legitimate interests of Buyer, Parent and each of Parent’s controlled Affiliates, and (ii) by the execution of this Agreement, agrees to such restrictions.

6.18 Parent’s Undertaking. Parent undertakes to cause Buyer to timely meet all of Buyer’s obligations herein and to the extent Buyer does not timely meet any obligation herein Parent shall directly perform such obligation on behalf of Buyer. To the extent Parent is called upon to perform any such obligation on behalf of Buyer, Parent shall have all of the rights that Buyer would have had Buyer performed such obligation directly.

6.19 Form S-8. Parent shall file with the SEC within 10 Business Days after the Closing Date a registration statement on Form S-8 with respect to the Company Options, and shall use all reasonable endeavors to maintain the effectiveness of such registration statement for so long as the equity plan of Parent pursuant to which the Company Options are assumed remains in effect and such registration of shares of Class A Common Stock of Parent issuable thereunder continues to be required. As soon as reasonably practicable after the registration of such Class A Common Stock of Parent, Parent shall deliver to the holders of the Company Options appropriate agreements evidencing the grants of such Company Options.

SECTION 7

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each party to consummate the Transactions is subject to the satisfaction or waiver by Parent, Buyer and the Company, at or prior to the Closing of the following condition: No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions.

7.2 Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the Transactions are also subject to the satisfaction or waiver by Parent and Buyer at or prior to the Closing of the following conditions:

(a) Warranties of the Company. (i) The warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such warranty expressly speaks as of an earlier date, in which case such warranty shall be true and correct as of such earlier date); (ii) the warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such warranty expressly speaks as of an earlier date, in which case such warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any warranties of the Company (other than Section 4.1 (Due Organization; Good Standing; Qualification) and Section 4.21 (Authority; Binding Nature of Agreement), which must be true and correct in all material respects) are not so true and correct unless the failure of such warranties of the Company to be so true and correct has had or would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect; and (iii) Buyer shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Warranties of each Seller. (i) The warranties of each Seller set forth in this Agreement that are qualified by reference to materiality shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such warranty expressly speaks as of an earlier date, in which case such warranty shall be true and correct as of such earlier date); and (ii) the warranties of each Seller set forth in this Agreement that are not qualified by reference to materiality shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such warranty expressly speaks as of an earlier date, in which case such warranty shall be true and correct in all material respects as of such earlier date).

(c) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and Parent and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(d) Performance of Obligations of each Seller. Each Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(e) Deliverables. Buyer shall have received all items required to be delivered to Buyer pursuant to Section 2.3(a) and Section 2.3(b) at or prior to the Closing, and there shall be no Company Shares or other capital stock of the Company outstanding other than the Company Shares held by the Sellers and those Persons that have duly executed and delivered a Joinder Agreement.

(f) No Material Adverse Effect. Since the Execution Date, there shall not have occurred any change, event, circumstances or development that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) Proceedings. There shall not be instituted or pending any Proceeding initiated by any of the Persons set forth on Part 7.2(g) of the Company Disclosure Schedule against Parent, Buyer, the Company or any of its Subsidiaries seeking to restrain, enjoin or otherwise prohibit consummation of the Transactions.

(h) Consents Under Agreements. The Company shall have obtained and delivered to Buyer the consent or approval of each Person whose consent or approval shall be required under the Contracts identified on Part 7.2(h) of the Company Disclosure Schedule.

(i) Employee Matters.

(i) The Founder and each Key Employee shall continue to be employed by the Company or one of its Subsidiaries.

(ii) No more than 10% of the current Company Employees (excluding the Founder and the Key Employees) shall have terminated or given written notice or notice of which the Company otherwise has Knowledge to terminate their employment and Parent and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(j) Termination of Certain Agreements. Each of the Management Rights Agreements and the Shareholders Agreement shall have been terminated, effective as of the Closing.

(k) Prospectus Directive. There shall be and at all times have been from the Execution Date until Closing fewer than 150 holders in total in the United Kingdom of (a) Company Shares and (b) Company Options that are vested, other than qualified investors (as that term is defined in Directive 2003/71/EC) and Parent and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(l) Optionholders. The Company shall have delivered to the Buyer evidence in a form reasonably satisfactory to the Buyer that the holders of Company Options representing at least 95% of the Company Shares subject to Company Options which are not vested and exercisable as at Closing have agreed to exchange their Company Options for replacement options in accordance with Section 6.5(b).

(m) Founder’s Options. The Founder shall have provided confirmation in a form reasonably satisfactory to the Buyer that:

(i) the unapproved Company Option granted to him over, in aggregate, 2,096,930 Company Shares under the terms of four option agreements dated 15 November 2006, 21 June 2010, 7 July 2011 and 10 February 2012 shall lapse in full on Closing and cease to be exercisable; and

(ii) to the extent not exercised prior to Closing, the Company Option granted to him over 500,000 X Shares under the terms of an option agreement dated 2 August 2012 shall lapse on Closing and cease to be exercisable.

7.3 Conditions to Obligations of the Company and the Sellers. The obligation of the Company and the Sellers to consummate the Transactions is also subject to the satisfaction or waiver by the Company and the Sellers’ Representative at or prior to the Closing of the following conditions:

(a) Warranties. (i) The warranties of Parent and Buyer set forth in this Agreement that are qualified by reference to Parent Material Adverse Effect shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such warranty expressly speaks as of an earlier date, in which case such warranty shall be true and correct as of such earlier date); (ii) the warranties of Parent and Buyer set forth in this Agreement that are not qualified by reference to Parent Material Adverse Effect shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such warranty expressly speaks as of an earlier date, in which case such warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any warranties of Parent and Buyer (other than Section 5.1 (Organization and Good Standing) and Section 5.3 (Authority; Binding Nature of Agreement), which must be true and correct in all material respects) are not so true and correct unless the failure of such warranties of the Buyer and Parent to be so true and correct has had or would, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect; and (iii) the Company and the Sellers’ Representative shall have received at the Closing a certificate signed on behalf of Parent and Buyer by an executive officer thereof to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Buyer. Parent and Buyer shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Buyer by an executive officer thereof to such effect.

(c) No Material Adverse Effect. Since the Execution Date, there shall not have occurred any change, event, circumstances or development that has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Parent, Buyer and the Company;

(b) by either Parent and Buyer or the Company, by giving written notice of such termination to the other parties, if (i) the Closing shall not have occurred on or prior to April 30, 2014 (the “Termination Date”) or (ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Transactions;

(c) by the Company if there has been a material breach of any warranty, covenant or agreement made by Parent or Buyer in this Agreement, or any such warranty shall have become untrue after the Execution Date, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and Buyer and (ii) the Termination Date; or

(d) by Parent or Buyer if there has been a material breach of any warranty, covenant or agreement made by the Company or any of the Sellers in this Agreement, or any such warranty shall have become untrue after the Execution Date, such that the conditions set forth in Section 7.2(a) or Section 7.2(c) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Parent or Buyer to the Company and (ii) the Termination Date.

8.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Section 8, this Agreement shall become void and of no effect with no liability to any Person on the part of any party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (a) no such termination shall relieve any party of any liability or damages to the other party resulting from any knowing and intentional material breach of this Agreement and (b) the provisions set forth in this Section 8.2, in Section 10, in the Confidentiality Agreement and in the No-Shop Agreement shall survive the termination of this Agreement.

SECTION 9

INDEMNIFICATION

9.1 Survival of Warranties. The warranties of the Company, the Sellers, Parent and Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until the End Date; provided, however, that (a) the warranties contained in Section 3.1 (Ownership of Shares), Section 3.3 (Authority; Binding Nature of Agreement), Section 4.3 (Capital Structure), Section 4.21 (Authority; Binding Nature of Agreement), Section 5.2 (Capital Structure) and Section 5.3 (Authority; Binding Nature of Agreement) (collectively, the “Fundamental Warranties”) shall survive until the expiration of the applicable statute of limitations, (b) the warranties contained in Section 4.14 (Tax Matters) or in the Closing Certificate shall survive until the expiration of the applicable statute of limitations, (c) in the event of fraud or willful breach of this Agreement on or prior to the Closing Date, any claim for Losses arising therefrom shall survive until the expiration of the applicable statute of limitations, (d) any warranty under which Buyer has made a claim in an Officer’s Certificate delivered prior to the expiration of the applicable survival period in this Section 9.1 shall survive until final resolution of such claim pursuant to the terms hereof and (e) all covenants shall survive in accordance with their terms. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

9.2 Indemnification.

(a) From and after the Closing, Founder and the Outside Sellers (collectively, the “Indemnifying Parties” and each an “Indemnifying Party”), shall severally (based upon such Person’s Indemnifiable Pro Rata Share) and not jointly, subject to the provisions of this Section 9, indemnify and hold Parent, Buyer and their respective officers, managers, directors, employees, shareholders, attorneys, agents and Affiliates (collectively, the “Indemnified Parties” and each an “Indemnified Party”), harmless from, against and in respect of, and shall compensate and reimburse the Indemnified Parties for, any and all, losses (including diminutions in value), liabilities, damages, fees, fines, deficiencies, judgments, settlements, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (individually, a “Loss” and, collectively, “Losses”), incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly (whether or not arising from a third-party claim), as a result of or arising out of:

(i) any inaccuracy in or breach of any warranty made by the Company in this Agreement as of the Execution Date or as of the Closing Date (or where such warranty expressly speaks as of an earlier date, as of such earlier date);

(ii) any inaccuracy in the Closing Certificate;

(iii) any breach of any covenant or obligation of the Company in this Agreement;

(iv) any fraud or willful breach of the Company on or prior to the Closing Date;

(v) any Indebtedness outstanding as of the Closing (without duplication of the adjustment pursuant to Section 2.5(f));

(vi) the matters set forth on Schedule 9.2(a)(vi); or

(vii) any and all Losses (including required tax filing preparation costs) (without duplication of the adjustment pursuant to Section 2.5(f)) attributable to (i) all Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries for all, or arising in respect of an Event occurring in any, Taxable periods ending on or before the Closing Date and for, or arising in respect of, any Event occurring in, the portion of any Straddle Period through the end of the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any Person imposed on the Company or any of its Subsidiaries as a result of any Tax sharing or Tax allocation agreement, arrangement, or understanding entered into on or prior to the Closing Date and (iii) any income Tax or social security Tax (including any employer’s and employee’s National Insurance Contributions) arising as a result of the exercise of any Company Option and the ensuing disposal of any Company Shares in connection with the Closing (to the extent not otherwise borne by the relevant employee), including delivery by Buyer of the items specified in Section 2.3(c).

For the avoidance of doubt, any amounts deemed to be “Losses” pursuant to Section 9.5(f) shall be included within the definition of “Losses.”

(b) In addition to the indemnification obligations in Section 9.2(a), each Seller shall severally and not jointly indemnify and hold the Indemnified Parties harmless against and in respect of, and shall reimburse the Indemnified Parties for, any and all Losses incurred, sustained or accrued by any of the Indemnified Parties directly or indirectly (whether or not arising from a third-party claim), as a result of or arising out of any breaches of the warranties made by such Seller; provided, that, except with respect to Losses as a result of or arising out of a breach of a warranty that involves fraud by such Seller, the maximum individual liability of any Seller pursuant to this Section 9.2(b) shall not exceed (i) with respect to breaches of the warranties made by such Seller in Section 3.1 (Ownership of Shares) or Section 3.3 (Authority; Binding Nature of Agreement), the Maximum Individual Amount for such Seller and (ii) with respect to breaches of the other warranties made by such Seller in this Agreement, an amount equal to 50% of the Maximum Individual Amount for such Seller.

(c) For the purpose of this Section 9, when determining the amount of any Losses incurred as a result of a breach or inaccuracy of a warranty, any warranty given or made by the Company or the Sellers that is qualified in scope as to materiality (including “Company Material Adverse Effect”) shall be deemed to be made or given without such qualification.

(d) Indemnification Caps. Except as otherwise provided in this Agreement, the maximum individual liability of any Indemnifying Party, pursuant to this Section 9 for claims for Losses incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of or arising out of the following items shall not exceed (in each case before deduction of any applicable Taxes) the applicable amount specified below (such applicable amount, the “Cap”):

(i) for any breach or inaccuracy in the warranties other than (A) amounts indemnifiable pursuant to Section 9.2(b), (B) Losses as a result of, arising out of or relating to a breach of a warranty that involves fraud by the Company or a Seller on or prior to the Closing Date, (C) Losses as a result of, arising out of or relating to any breach or inaccuracy in the Fundamental Warranties, (D) Losses as a result of or arising out of any breach or inaccuracy in Section 4.14 (Tax Matters), or (E) claims for indemnification brought pursuant to Section 9.2(a)(ii)-(vii) or Section 9.3, an amount equal to the Indemnifying Party’s Indemnifiable Pro Rata Share of the Base Escrow Amount; or

(ii) for any breach or inaccuracy for (A) amounts indemnifiable pursuant to Section 9.2(b), (B) Losses as a result of, arising out of or relating to a breach of a warranty that involves fraud by the Company or a Seller on or prior to the Closing Date, (C) Losses as a result of, arising out of or relating to any breach or inaccuracy in the Fundamental Warranties, (D) Losses as a result of or arising out of any breach or inaccuracy in Section 4.14 (Tax Matters), or (E) claims for indemnification brought pursuant to Section 9.2(a)(ii)-(vii) or Section 9.3, the amount equal to the Maximum Individual Amount for such Indemnifying Party.

The Cap shall not apply to fraud by the Indemnifying Party committing such fraud on or prior to the Closing Date.

(e) Threshold Amount. Except as otherwise provided in this Agreement, the Indemnified Parties shall not be entitled to recover Losses incurred by the Indemnified Parties with respect to any inaccuracy in or breach of any warranty (other than the warranty set forth in Section 4.3 (Capital Structure)) until the total of all Losses incurred by the Indemnified Parties exceeds, on a cumulative basis, $3,000,000 (the “Threshold Amount”), in which case the Indemnified Parties shall be entitled to recover all Losses (including those Losses that are less than the Threshold Amount).

(f) Officer’s Certificate. For purposes of this Section 9, “Officer’s Certificate” means a certificate signed by any Indemnified Party (i) stating that the Indemnified Party has paid, sustained, incurred or accrued, or in good faith reasonably anticipates that it shall be required to pay, sustain, incur or accrue Losses, and (ii) specifying in reasonable detail, to the extent known, the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or accrued (or the basis for such anticipated liability), and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The Officer’s Certificate shall be delivered to the Escrow Agent, and at the time of such delivery, a duplicate copy of such Officer’s Certificate shall be delivered to the Sellers’ Representative by or on behalf of Parent (on behalf of itself or any other Indemnified Party) and for a period of 30 days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no payment unless the Escrow Agent shall have received written authorization from the Sellers’ Representative to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of cash or stock from the Escrow Fund to Buyer; provided, however, that no such delivery may be made if and to the extent the Sellers’ Representative has objected in a written statement to any claim or claims made in the Officer’s Certificate, and such written statement shall have been delivered to the Escrow Agent and to Buyer prior to the expiration of such 30-day period.

(g) Further Limitations. Losses shall be calculated net of (i) actual recoveries under existing insurance policies (net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums as determined in good faith by an Indemnified Person) and (ii) actual recoveries from third parties pursuant to contractual indemnification or contribution provisions (net of any actual collection costs and reserves as determined in good faith by an Indemnified Person); provided, however, that nothing set forth in this Section 9.2(g) shall be deemed to require or obligate any Indemnified Person to seek or continue to pursue recovery under any insurance policy or contractual provision with respect to any amount of Losses.

9.3 Tax Indemnification; Straddle Period.

(a) Straddle Period. For any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), with respect to Taxes (including VAT) measured by net income or gain, revenues or gross receipts, the Taxes attributable to the Pre-Closing Tax Period portion of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of Taxes for a Straddle Period not described in the preceding sentence which relate to the Pre-Closing Tax Period portion of such Straddle Period shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Certain Taxes and Fees. Buyer shall pay when due all stamp duty or stamp duty reserve tax on the sale and purchase of the Company Shares.

(c) No Duplication. The Indemnifying Parties shall not be held liable more than once (for example, under this Section 9.3 and Section 9.2) for the same Losses. Losses shall not include any Liabilities included in the Closing Working Capital Amount set forth on the Estimated Closing Date Statement (as modified by the Final Adjustment Statement).

(d) Section 338(g) Election. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Parties shall not be required to indemnify any Indemnified Party for any Losses resulting from any election made by the Buyer or any Affiliate pursuant to Section 338(g) of the Code (or any similar election under U.S. state or local law) with respect to the Transactions.

(e) Passive Foreign Investment Company. If the Company is treated as a passive foreign investment company (within the meaning of Section 1297(a) of the Code) (“PFIC”) for its taxable year that includes the Closing Date by reason of the Company and/or its 25%-owned subsidiaries generating passive income, or owning assets that produce passive income, after the Closing, and as a result of such treatment any Seller (or, in the case of a Seller that is a partnership or other pass-through entity for U.S. federal Tax purposes, any direct or indirect interest holder in such Seller) that is subject to U.S. federal income tax on a net income basis (a “U.S. Seller”) incurs, sustains or accrues any Losses, Buyer shall pay an amount to the Sellers’ Representative equal to an amount equal to (i) the Losses that would be incurred by U.S. Sellers, in the aggregate, assuming that the Company was a PFIC for its taxable year that includes the Closing Date, less (ii) the Losses that would have been incurred by the U.S. Sellers, in the aggregate, assuming that the Company was not a PFIC for its taxable year that includes the Closing Date, and assuming, for each of clause (i) and (ii), that U.S. Sellers constitute, in the aggregate, the lesser of (a) 25% of the total shareholders of the Company immediately prior to the Closing, and (b) a percentage equal to the actual percentage of U.S. Sellers to the total shareholders of the Company immediately prior to the Closing; provided, however, that Buyer shall not be obligated to make any payment under this Section 9.3(e) if (i) the Buyer or any Affiliate makes an election under Section 338(g) of the Code to treat the purchase and sale of Company Shares contemplated by this Agreement as an acquisition of the assets of the Company, or (ii) the Buyer or any Affiliate makes an election or causes the Company to make an election under U.S. Treasury Regulations Section 301.7701-3 to change the classification of the Company to an entity disregarded as a separate entity from its sole owner effective the day after the Closing Date, the election results in the closing of the Company’s Taxable year for U.S. federal income Tax purposes, and neither the Company nor any of its Subsidiaries engage in any transactions outside the ordinary course of business after the Closing on the Closing Date.

9.4 Effect of Waiver of Condition. An Indemnified Party’s right to indemnity pursuant to this Section 9 shall not be adversely affected by its waiver of a condition to the Closing set forth in Section 7 unless Parent or Buyer makes clear by the terms of its waiver that it is foreclosing its right to indemnity with respect to the matter that is the subject of the waiver.

9.5 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and the Escrow Agreement and as partial security for the indemnity obligations provided for in Section 9.2 and Section 9.3, on the Closing Date, the Cash Escrow Deposit shall be deposited with the Escrow Agent in accordance with Section 2.4. The Escrow Fund, together with the Holdback Shares, shall be available to compensate the Indemnified Parties for any claims which they are entitled to recovery under this Section 9. Except for (i) amounts indemnifiable pursuant to Section 9.2(b), (ii) Losses as a result of, arising out of or relating to a breach of a warranty that involves fraud or willful breach of this Agreement by the Company on or prior to the Closing Date, (iii) Losses as a result of, arising out of or relating to any breach or inaccuracy in the Fundamental Warranties, (iv) Losses as a result of, arising out of or relating to any breach or inaccuracy in Section 4.14 (Tax Matters), or (v) claims for indemnification brought pursuant to Section 9.2(a)(ii)-(vii) or Section 9.3, the maximum obligation of the Sellers to indemnify Buyer from and against Losses and the maximum amount of indemnification pursuant hereto shall not exceed the amount of funds then remaining in the Escrow Fund plus the Holdback Shares; provided, however, that in the event that any Net Negative Adjustment Amount is recovered from the Escrow Fund pursuant to Section 2.4(d), if Losses for which the Indemnified Parties are entitled to recovery under this Section 9 exceed the amount then remaining in the Escrow Fund and the Holdback Shares, the Indemnified Parties may recover Losses directly from the Indemnifying Parties up to the amount recovered from the Escrow Fund pursuant to Section 2.4(d), whether or not such Losses relate to claims described in clauses (i) – (v) of this Section 9.5(a).

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Pacific time on the date that is ten (10) days following the End Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which Buyer informs the Escrow Agent in writing is necessary, in the good faith reasonable judgment of Buyer, to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered prior to the termination of the Escrow Period (such claims, the “Unsatisfied Claims”) and the Escrow Agent shall retain possession of such amount in accordance with the terms of the Escrow Agreement. Promptly following the termination of the Escrow Period, the Escrow Agent shall distribute any amounts then remaining in the Escrow Fund (less any amount required to satisfy any Unsatisfied Claims) to the Paying Agent for distribution to each Indemnifying Party as set forth in Section 2.4(b). Promptly following resolution of any Unsatisfied Claim, Buyer and the Sellers’ Representative shall instruct the Escrow Agent to distribute the remainder of the Escrow Fund (if any) as provided in the resolution of such Unsatisfied Claim. Following the Escrow Period, and subject to any amounts necessary, in the good faith reasonable judgment of Buyer, to satisfy any Unsatisfied Claim, any Holdback Shares not withheld by Parent pursuant to Section 9.5(c)(iii) shall be released to Founder pursuant to the terms of the Restricted Stock Award Agreement described in Section 2.3(e)(ii), provided that the initial tranche of Parent Shares subject to the one-year vesting period has vested thereunder. No Holdback Shares shall be released from the forfeiture restrictions to the extent they did not vest in accordance with the terms of the Restricted Stock Agreement.

(c) Claims for Indemnification by Indemnified Parties.

(i) In order to seek indemnification under this Section 9, an Indemnified Party shall deliver an Officer’s Certificate to the Sellers’ Representative prior to the expiration of the applicable survival period. With respect to each Officer’s Certificate, upon compliance with the provisions of Sections 9.5(d) and 9.5(e), the amount of the Escrow Fund and Holdback Shares (if applicable) with value equal to the amount of Losses agreed upon pursuant to Sections 9.5(d) and 9.5(e) shall be delivered to Buyer (and any applicable Holdback Shares shall be withheld) and used to satisfy the Indemnifying Parties’ indemnification obligations hereunder. The amount delivered to Buyer pursuant to the preceding sentence shall be deemed to reduce each applicable Indemnifying Party’s interest in the Escrow Fund in accordance with his, her or its Indemnifiable Pro Rata Share of the Base Escrow Amount, with all such reductions to be calculated and deemed made immediately prior to any time at which amounts are to be distributed from the Escrow Fund pursuant to this Section 9.5(c), it being understood that Holdback Shares shall not be forfeited until such time as the Founder’s share of the amount remaining in the Escrow Fund is less than the Founder’s Cash Escrow Contribution. In the event such claim for indemnification is indemnifiable pursuant to Section 9.2(b) or relates to Losses arising from a breach of a warranty that involves fraud or willful breach of this Agreement by the Company or a Seller on or prior to the Closing Date of or by an Indemnifying Party, Buyer may seek a recovery for such Losses against the relevant Indemnifying Party or Indemnifying Parties directly.

(ii) In the absence of amounts sufficient to compensate the Indemnified Party for some or all of the Losses to which it is entitled at the time of determination of such entitlement, the Indemnifying Parties shall each, in accordance with their Indemnifiable Pro Rata Share and subject to the provisions of Sections 9.5(d) and 9.5(e), deliver to Buyer, as promptly as practicable, an amount of cash, equal to such Losses that exceed the sum of any available amounts in the Escrow Fund (after applying the applicable Cap, to the extent applicable to such Losses).

(iii) Notwithstanding clause (i) of this Section 9.5(c), at such time when the Founder’s share of the amount remaining in the Escrow Fund (not taking into account any interest or dividends accrued thereon) is less than the Founder’s Cash Escrow Contribution, then any additional indemnifiable Losses shall be satisfied from the Escrow Fund and the Holdback Shares in accordance with the following: (A) an amount from the Escrow Fund equal to the Outside Sellers’ aggregate Indemnifiable Pro Rata Share and shall be delivered to Buyer and (B) Parent shall withhold an amount of Holdback Shares equal to the quotient of (1) the Founder’s Indemnifiable Pro Rata Share of such indemnifiable Loss divided by (2) the 30 Day Average Price; provided that (x) Founder shall have the option of remitting an amount in cash in immediately available funds within 10 Business Days of such determination to the applicable Indemnified Parties equal to the Founder’s Indemnifiable Pro Rata Share of such Loss in lieu of recovery against the Holdback Shares, (y) if the initial tranche of the Founder Stock Consideration does not vest in accordance with its terms, the Founder shall, at the later of (1) the time when any such indemnifiable Loss is determined hereunder and (2) when the Founder’s employment has terminated with Parent or the Company such that his initial tranche shall not vest, immediately pay to the applicable Indemnified Parties cash in immediately available funds in an amount equal to the Founder’s Indemnifiable Pro Rata Share of any such Loss and (z) if at the time that any recovery against the Holdback Shares would be made hereunder the then preceding 30-day average closing price of the Class A Common Stock as reported on the NASDAQ (as reported in the Eastern Edition of The Wall Street Journal or, if not reported thereby, another authoritative source) (the “Trading Price”) is less than the 30 Day Average Price, Founder shall within 10 Business Days pay to the applicable Indemnified Parties an amount in cash in immediately available funds equal to the difference between (x) the Founder’s Indemnifiable Pro Rata Share of the applicable Loss and (y) the product of the amount of the Holdback Shares that are subject to withholding multiplied by the Trading Price. Any Holdback Shares withheld or recovered against hereunder shall be retained by Parent and shall not be deliverable to Founder.

(d) Objections to Indemnification Claims. If the Sellers’ Representative does not object to Buyer in writing within the thirty (30)-day period after delivery by any Indemnified Party of any Officer’s Certificate, such failure to so object shall constitute an irrevocable acknowledgment by the Sellers’ Representative and Indemnifying Parties that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate. In case the Sellers’ Representative shall object in writing to Buyer to any claim or claims made in any Officer’s Certificate to recover Losses within the thirty (30)-day period after delivery of such Officer’s Certificate, the Sellers’ Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Sellers’ Representative and Buyer should so agree, a memorandum setting forth any agreement reached by Buyer and the Sellers’ Representative and with respect to such claim shall be prepared and signed by Buyer and the Sellers’ Representative, and the Indemnified Party shall be entitled to the amount set forth in such memorandum for satisfaction in accordance with Section 9.5(c).

(e) Resolution of Conflicts.

(i) If within thirty (30) calendar days after delivery of an Officer’s Certificate, the Sellers’ Representative does not contest such Officer’s Certificate in writing to the Indemnified Party (pursuant to Section 9.5(d)), then the Sellers’ Representative shall be conclusively deemed to have consented, on behalf of all Indemnifying Parties, to the recovery by the Indemnified Party on the full amount of the Losses specified in the Officer’s Certificate and without further notice, to have stipulated to the entry of a final judgment for Losses against the Indemnifying Parties for such amount pursuant to the procedures set forth in Section 10.8.

(ii) If the Sellers’ Representative gives the Indemnified Party written notice (pursuant to Section 9.5(d)) contesting all or any portion of an Officer’s Certificate (such contested portion, a “Contested Claim”) within such twenty (20) calendar day period, such Contested Claim shall be resolved either (i) by a written settlement agreement executed by the Indemnified Party and the Sellers’ Representative or (ii) in the absence of such a written settlement agreement, pursuant to the procedures set forth in Section 10.8.

(f) Third-Party Claims.

(i) In the event an Indemnified Party becomes aware of a third-party claim which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Section 9, such Indemnified Party shall notify the Sellers’ Representative of such claim, and the Sellers’ Representative shall be entitled on behalf of the Indemnifying Parties, at its expense, to participate in (upon consent of Buyer, which shall not be unreasonably withheld), but not to determine or conduct, the defense of such claim. At the request of the Sellers’ Representative and at the Sellers’ Representatives expense, Parent and/or the applicable Indemnified Party shall consult with the Sellers’ Representative in a reasonable manner and at reasonable times regarding the status of any such third-party claim, and shall furnish all documents reasonably requested by that party, to the extent that such communications and receipt of such documents does not affect any privilege or other protection relating to defense of the third-party claim.

(ii) If there is a third party claim that an Indemnified Party reasonably and in good faith concludes would reasonably be likely to, if adversely determined, give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such third-party claim, regardless of the outcome of such claim, and any amounts incurred to settle any such claim (subject in the case of settlement amounts to the remainder of this clause (f)), shall be deemed Losses hereunder. Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that Buyer shall notify the Sellers’ Representative prior to settling any claim for money damages, and except with the consent of the Sellers’ Representative, no settlement of any such claim with third party claimants shall be determinative of the amount of Losses relating to such matter (which consent shall not be unreasonably withheld, or delayed). In the event that the Sellers’ Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Section 9 to the amount of such claim by Buyer against the Escrow Fund and the Holdback Shares with respect to such settlement

(iii) If such third-party claim is for money damages only (and not for injunctive, equitable, or other non-monetary relief), and if Parent reasonably determines that any potential Losses (including defense costs) associated with such third-party claim do not exceed the total value of the sum of (A) the amount then remaining in the Escrow Fund plus (B) the product of (1) the number of Holdback Shares then remaining available to satisfy indemnification claims multiplied by (2) the 30 Day Average Price plus (C) the total of all other then outstanding unsatisfied indemnification claims made pursuant to Section 9 (such amount, as calculated and determined at the applicable time, the “Remaining Escrow Amount”), then the Seller’s Representative may elect, by written notice delivered to Parent within thirty (30) days (or such shorter period as may be required to timely respond to such third-party claim) after receiving notice of such third-party claim, to assume the defense thereof. For any third-party claim that initially satisfies the terms of the preceding sentence but subsequently no longer satisfies such terms, the Sellers’ Representative shall immediately notify Parent in writing and Parent may at any time thereafter by written notice to the Seller’s Representative re-assume the defense thereof.

(iv) If the Seller’s Representative assumes or accepts the defense of any third-party claim pursuant to the preceding paragraph (iii) of this Section 9(f), (A) the Sellers’ Representative shall conduct such defense actively and diligently, and shall be entitled to withdraw funds from the Escrow Funds to pay any reasonable fees, costs or expenses incurred resulting from or arising out the defense of such third party claims, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative; (B) the Sellers’ Representative shall have the right to settle or compromise any such third-party claim without the consent of Parent or any Indemnified Party, provided that such settlement is only with respect to monetary damages and in no event shall such settlement or compromise exceed the Remaining Escrow Amount (as calculated at the time of such settlement or compromise) unless the Indemnifying Parties indemnify the Indemnified Parties for such excess; and (C) the Indemnified Party shall be entitled to indemnification for the full amount of any settlement or compromise of such third-party claim and for any Losses resulting from or arising from such third-party claim pursuant to Section 9.2(a). Any legal counsel retained by the Sellers’ Representative for purposes of conducting the defense of such third party claim shall be subject to Parent’s or an Indemnified Party’s consent, not to be unreasonably withheld.

(v) If the Seller’s Representative assumes or accepts the defense of any third-party claim pursuant to paragraph (iii) of this Section 9(f), Parent or any Indemnified Party may retain separate counsel to monitor the defense of such third-party claim, but all fees and expenses of any kind associated with retention of such counsel shall be borne exclusively by Parent or such Indemnified Party and shall not constitute Losses under this Agreement. At the request of Parent or any Indemnified

Party, the Sellers’ Representative shall consult with that party in a reasonable manner and at reasonable times regarding the status of any such third-party claim, and shall furnish all documents reasonably requested by that party, to the extent that such communications and receipt of such documents do not affect any privilege or other protection relating to defense of the third-party claim, provided that at the reasonable request of Parent or any Indemnified Party, the Sellers’ Representative shall enter into a joint defense agreement with Parent or such Indemnified Party. Parent and any Indemnified Party must, at the Seller’s Representative’s request and expense, fully cooperate in the defense of the third-party claim and provide full access to documents, assets, properties, books, records, and other information reasonably requested by the Sellers’ Representative, including by making available all officers, directors and employees reasonably requested by the Sellers’ Representative for investigation, depositions, and trial, it being understood that Parent and the Indemnified Parties shall not be required to take actions that (i) they would not take if they were conducting the defense of the third-party claim or (ii) that would affect any privilege or other protection relating to defense of the third-party claim.

9.6 Exclusive Remedy. Except in the case of fraud or willful breach, if the Closing occurs, the monetary remedies set forth in this Section 9 and the specific performance remedy referenced in Section 10.10 shall provide the sole and exclusive remedy for breaches of any warranty or covenant made in this Agreement by the Company (as it relates to pre-Closing matters) or the Sellers.

9.7 Sellers’ Representative.

(a) At the Closing, each of the Indemnifying Parties, shall appoint Shareholder Representative Services LLC as its agent and attorney-in-fact and as the Sellers’ Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications (including to Buyer), to authorize payment to Buyer from the Escrow Fund in satisfaction of claims by Parent or Buyer, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that the Sellers’ Representative may resign at any time, and may not be removed unless holders whose aggregate Pro Rata Share is a majority of the Aggregate Cash Consideration and the aggregate Stock Consideration payable hereunder agree to such removal and to the identity of the substituted agent. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive any compensation for its services other than pursuant to the terms of that certain Engagement Agreement to be entered into by and among Shareholder Representative Services LLC, the Company and certain of the Sellers. After the Closing, notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Indemnifying Parties.

(b) The Sellers’ Representative shall not be liable for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and without gross negligence.

The Sellers shall indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, liability, damages, claims, penalties, fines, forfeitures, actions, fees, costs or expenses arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative, the expenses of the Paying Agent arising from its obligations with respect to Sections 2.4(d) and (e), and expenses incurred pursuant to this Section 9 (“Sellers’ Representative Expenses”), in each case as such Sellers’ Representative Expense is incurred; provided, that in the event that any such Sellers’ Representative Expense is finally adjudicated to have been directly caused by the gross negligence or bad faith of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Sellers’ Representative Expense to the extent attributable to such gross negligence or bad faith. Following the Closing, the Sellers’ Representative shall have the right to recover Sellers’ Representative Expenses first, from the Expense Fund and finally from the Founder and the Outside Sellers according to their respective Pro Rata Share (including from amounts that otherwise would have been payable to Founder and the Outside Sellers from the Escrow Fund); provided, that while this section allows the Sellers’ Representative to be paid from the Expense Fund and upon release of the Escrow Fund to the Indemnifying Parties, this does not relieve the Founder and the Outside Sellers from their obligation to promptly pay such Sellers’ Representative Expenses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. The Sellers acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Sellers’ Representative or the termination of this Agreement. Notwithstanding the foregoing, the Sellers’ Representative’s right to recover Sellers’ Representative Expenses shall not prejudice Buyer’s right to recover the full amount of indemnifiable Losses that Buyer is entitled to recover as provided in this Section 9.

(c) A decision, act, consent or instruction of the Sellers’ Representative, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers; and Parent and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers. Parent and Buyer are hereby relieved from any liability to any Person for any acts done by it or its Affiliates or Representatives in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

9.8 Tax Treatment of Indemnification Payments.

(a) All indemnification payments made pursuant to this Section 9 will be treated as an adjustment to the Aggregate Cash Consideration and Stock Consideration payable hereunder unless otherwise required by Legal Requirements.

(b) All indemnification payments made pursuant to this Section 9 will be made free and clear of set-off or counterclaim.

SECTION 10

MISCELLANEOUS PROVISIONS

10.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as any other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the Transactions. Other than as expressly provided to the contrary, all warranties, covenants and undertakings in this Agreement shall have full force and effect notwithstanding the Closing.

10.2 Fees and Expenses. Except as explicitly provided in this Agreement and the Escrow Agreement (including the allocation of Closing Transaction Expenses to the Sellers pursuant to Section 2.5), each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by the other.

10.3 Attorneys’ Fees. If any Proceeding relating to the Transactions or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered (if delivered by hand) or (b) upon confirmation of receipt (if delivered by registered mail, by courier or express delivery service, by facsimile or by email) to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

NaturalMotion Limited

10 St. Ebbe’s Street

Oxford

OX1 1PT

United Kingdom

Attention: Chief Financial Officer

Email: adam.whittaker@naturalmotion.com

with a copy (not constituting notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Mark Stevens

                 R. Gregory Roussel

Phone: (650) 988-8500

Fax:      (650) 938-5200

with a copy (not constituting notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

Alder Castle

10 Noble Street

London

EC2V 7QJ

Attention: Joe Pillman

                Erika McIntyre

Phone: +44 (0)207 645 2400

Fax:     +44 (0)207 645 2424

if to Parent or Buyer:

Zynga Inc.

699 Eighth Street

San Francisco, California 94103

Attention: General Counsel

Facsimile:

Email: legal@zynga.com

with a copy (not constituting notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention: Alison S. Ressler

Facsimile: (310) 712-6630

Email: resslera@sullcrom.com

1870 Embarcadero Road

Palo Alto, California 94303

Attention: Sarah P. Payne

Facsimile: (650) 461-5669

Email: paynesa@sullcrom.com

if to the Sellers or Sellers’ Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@shareholderrep.com

Facsimile No.:   (303) 623-0294

Telephone No.: (303) 648-4085

with a copy (not constituting notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Mark Stevens

                   R. Gregory Roussel

Phone:  (650) 988-8500

Fax:       (650) 938-5200

10.5 Time of the Essence. Time is of the essence with respect to this Agreement.

10.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.8 Governing Law; Arbitration.

(a) This Agreement (including any non-contractual obligations or liabilities arising out of or in connection with it) shall be governed by and interpreted in accordance with the laws of England and Wales.

(b) In the event of a dispute or claim arising out of this Agreement, except as otherwise provided in Section 2.5(e) for which the manner of resolution of any applicable dispute shall be as provided therein, within thirty (30) days from one party’s written request to another, designated representatives of both parties shall meet and confer relating to the dispute and shall use all reasonable endeavors to resolve the dispute in advance of bringing a Proceeding. If the designated representatives cannot resolve the dispute, either party may then make a written demand for formal dispute resolution by tendering to the other party notice of the dispute and its intent to invoke the terms of this Section 10.8 and filing a request for arbitration of such dispute as provided in Section 10.8(c).

(c) Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be settled by arbitration before the American Arbitration Association (the “AAA”) in accordance with the Commercial Rules and Procedures of the AAA in effect at the time of the commencement of the arbitration, as modified by the following provisions of this Agreement:

(i) The parties to such proceeding shall jointly select one neutral arbitrator; provided that if the parties to the dispute shall fail to select such arbitrator within fourteen (14) days, the arbitrator shall be appointed in accordance with the AAA Rules of Arbitration within ten (10) days.

(ii) The arbitration proceedings shall be conducted on an expedited basis in New York, New York and shall proceed within as short a time as possible to establish the facts of the case by all appropriate means.

(iii) The taking of evidence shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (June 2009) (the “AAA Rules”). The parties shall be permitted to make requests to produce documents, to present witnesses of fact, rely on party appointed experts, and present oral testimony at an evidentiary hearing in accordance with the AAA Rules; provided that the arbitrator shall be permitted, in his or her discretion, to set parameters on the timing and/or completion of the taking of evidence and to order additional pre-hearing exchange of information, including exchange of summaries of testimony or exchange of statements of positions.

(iv) The arbitration Proceedings and all testimony, filings, documents and information relating to or presented during the arbitration Proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(v) The award of the arbitrator shall be made in a written opinion containing a concise analysis of the basis upon which the award was made.

(vi) The parties shall be permitted to enter a judgment upon the award rendered by the arbitrator in any court of competent jurisdiction.

(vii) The parties shall each pay their own costs and expenses in according with the arbitration (including attorneys’ fees) and shall split the fees, costs and expenses of the arbitrator; provided that, the arbitrator may award the prevailing party its costs, fees and expenses, including reasonable attorneys’ fees incurred in connection with the arbitration and the fees and expenses of the arbitrator.

(viii) The parties shall be entitled to apply to an any relevant court to: (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period;

(D) preserve a superior position with respect to other creditors; or (E) challenge or vacate any final judgment, award or decision of the arbitrator that does not comport with the express provisions of subparagraph (ix) below.

(ix) The arbitrator shall only be authorized to, and shall only have the consent of the parties to, interpret and apply the terms and provisions of this Agreement in accordance with the applicable Legal Requirements. The arbitrator shall not be authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or provision of this Agreement, deprive any party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator shall exceed his or her authority under this Agreement and violate this provision or any other provision of Article 5 of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards, either party shall be entitled to petition any relevant court to resist enforcement of or vacate the arbitration award.

10.9 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Sellers and their respective successors and assigns (if any); Parent and its successors and assigns (if any); Buyer and its successors and assigns (if any) and the Sellers’ Representative and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Sellers; Parent; Buyer; the Indemnified Parties; the Sellers’ Representative; and the respective successors and assigns (if any) of the foregoing and each Indemnified Party shall have the right to enforce its rights to indemnification under this Agreement under the Contracts (Rights of Third Parties) Act 1999. Parent and Buyer may freely assign any or all of its respective rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person, provided that Parent or Buyer will still be responsible for the performance of any obligations under this Agreement. Neither the Company nor any Seller shall, without the prior written consent of Parent and Buyer, assign or delegate any or all of its rights or obligations under this Agreement, in whole or in part, to any other Person, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect.

10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled to seek (in addition to any other remedy that may be available to it): (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.

10.11 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. It is understood that any waiver executed by the Sellers’ Representative, as applicable, shall be deemed to be delivered on behalf of the Sellers and shall be binding on such Persons.

10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of all parties hereto; and (b) after the Closing Date, on behalf of Buyer, Parent and the Sellers’ Representative.

10.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any applicable jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.14 Parties in Interest. Except for the provisions of Section 6.7, Section 6.8, Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5 and Section 10.9, no Person who is not a party to this Agreement shall have any right or any benefit under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

10.15 Privileged Information. Parent further agrees that, as to all privileged communications made prior to the Closing among Fenwick &West LLP (“Fenwick”) and/or Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), on the one hand, and the Company, any Seller and/or the Sellers’ Representative, on the other hand, that reasonably relate to the Transactions (“Privileged Communications”), the attorney-client privilege and the exception of client confidence belongs solely to the Sellers’ Representative and may be controlled only by the Sellers’ Representative and shall not pass to or be claimed by Parent or Buyer (including the Company as its predecessor in interest), because the interests of Parent and its Affiliates were directly adverse to the Company, the Sellers and/or Sellers’ Representative at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on Buyer’s computer system or in documents in Buyer’s possession. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Parent, Buyer, and a Person other than a party to this Agreement, Buyer may assert the attorney-client privilege to prevent disclosure to such third party of Privileged Communications; provided, however, that Buyer may not waive such privilege with respect to Privileged Communications without the prior written consent of Sellers’ Representative, such consent not to be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, Parent, Buyer and the Company shall have access to and shall have the right to use any Privileged Communications for the purpose of defending Parent, Buyer, the Company or their respective Affiliates against any claims from the Sellers, Sellers’ Representative or any other Person.

10.16 Entire Agreement. This Agreement (including the Company Disclosure Schedule and Exhibits and Schedules hereto) and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement and the No-Shop Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with their terms until the earlier of: (a) the Closing; or (b) the date on which the Confidentiality Agreement or the No-Shop Agreement are terminated in accordance with their respective terms. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, following the Closing (i) all confidential information of the Company shall constitute confidential information of Parent, irrespective of whether such information was identified or otherwise designated as “confidential,” and the Company shall be deemed the recipient or receiving party in respect of such information and Buyer the disclosing party with respect thereto; and (ii) Parent shall have no obligations whatsoever under the Confidentiality Agreement with respect to such information. The parties hereto acknowledge the warranties set forth in Section 3, Section 4 and Section 5 are the only warranties made by each of the parties hereto and that each such warranty shall be construed as a separate and independent warranty and not limited by the terms of any other warranty (except where expressly provided to the contrary); provided, however, that none of the foregoing shall operate to limit the liability of a party hereto in respect of any claim or cause of action based on or arising out of fraud.

10.17 Schedules. The schedules form part of this Agreement and shall have effect accordingly.

(a) each of Parent, Buyer, the Company and the Sellers’ Representative shall sign a copy of this Agreement with all schedules attached in complete form;

(b) each Seller shall sign a copy of this Agreement and Schedule A attached in complete form and each Key Employee and Founder shall sign a copy of this Agreement with Schedule A and Schedule 2 attached;

(c) Each of Parent, Buyer, the Company, each Seller and the Sellers’ Representative further agrees as follows:

(i) subject to Section 10.17(c)(ii), other than Schedule A and Schedule 2 (copies of which shall be provided in accordance with the Section 10.17(b), each Schedule shall be kept strictly confidential as between Parent, Buyer, the Company and the Sellers’ Representative; and

(ii) in relation to Schedule 1, each Seller will be given prior to Closing an individual schedule which shall only show the details pertaining to that Seller and no Seller shall be entitled to be provided with details of the Company Shares held by any other Seller or any other information set out in Schedule 1 pertaining to any other Seller.

(d) For the avoidance of doubt, each Seller shall be bound by all terms of this Agreement notwithstanding this Section 10.17 and/or due to the fact that the Sellers have only received those Schedules referred to in Section 10.17(b) and in relation to Schedule 1 as provided for in Section 10.17(c)(ii).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date set forth above.

PARENT:

ZYNGA INC.

By:	/s/ Don A. Mattrick
	Name:	Don A. Mattrick
	Title:	Chief Executive Officer

BUYER:

ZYNGA GAME INTERNATIONAL LIMITED

By:	/s/ Mark Vranesh
	Name:	Mark Vranesh
	Title:	Director

COMPANY:

NATURALMOTION LIMITED

By:	/s/ Michael Penington
	Name:	Michael Penington
	Title:	Director

SELLERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Sellers’ Representative

By:	/s/ Mark B. Vogel
	Name:	Mark B. Vogel
	Title:	Managing Director

[Signature page to Share Purchase Agreement]

SELLER:

By:
Authorized Signatory

[Signature page to Share Purchase Agreement]

LIST OF EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Form of Power of Attorney
Exhibit C	Form of Tax Withholding Forms
Exhibit D	Form of Election
Exhibit E	Form of Equity Plan Amendment
Exhibit F	Form of Opinion of U.K. Counsel
Exhibit G	Preferred Majority Consent
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Confidentiality and Assignment Agreement
Exhibit J	Restricted Stock Award Agreement
Exhibit K	Form of Escrow Agreement
Exhibit L	Accounting Principles
Exhibit M	Securities Law Legends
Exhibit N	Assets and Liabilities
Exhibit O	Form of Buyer Loan Note

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A), the following terms have the following meanings:

“30 Day Average Price” means the average of the per share closing prices of the Class A Common Stock as reported on the NASDAQ (as reported in the Eastern Edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for thirty (30) full trading days ending on the Business Day prior to the Execution Date.

“AAA” has the meaning set forth in Section 10.8(c).

“AAA Rules” has the meaning set forth in the Section 10.8(c)(iii).

“Accounting Principles” has the meaning set forth in Section 2.5(a).

“Adjustment Agreement Period” has the meaning set forth in Section 2.5(e).

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; or (ii) any officer, director, manager, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person.

“Aggregate Cash Consideration” means an amount equal to the product of (i) the sum of (A) the Total Equity Value plus (B) the Aggregate Post-Closing ZSU Value, multiplied by (ii) 0.668376.

“Aggregate Common Shares Preference” means an amount equal to the product of (i) (A) the Fully Diluted Common Shares Number multiplied by (ii) £0.80 multiplied by (iii) the Exchange Rate.

“Aggregate Common Shares Consideration” means an amount equal to (i) the Aggregate Common Shares Preference plus (ii) the product of (A) (1) the Total Equity Value minus (2) the Aggregate Common Shares Preference, multiplied by (B) the Common Shares Percentage.

“Aggregate Outside Cash Consideration” means an amount equal to (i) the Aggregate Cash Consideration minus (ii) the aggregate Employee Cash Consideration for all Employee Sellers minus (iii) the aggregate Founder Cash Consideration minus (iv) the aggregate Key Employee Cash Consideration for all Key Employees.

“Aggregate Post-Closing ZSU Value” means an amount equal to the product of (i) the Per Common Share Price multiplied by (ii) the number of Company Shares reserved for issuance under the NaturalMotion Limited Option Plan 2012 and the NaturalMotion Limited Enterprise Management Incentive Plan that, as of immediately prior to the Closing, are not the subject of issued and outstanding Company Options.

“Aggregate X Shares Consideration” means an amount equal to (i) the Total Equity Value minus (ii) the Aggregate Common Shares Consideration.

“Annual Financial Statements” has the meaning set forth in Section 4.4(a).

“B Shares” means B preferred shares of £0.00001 each in the share capital of the Company.

“Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Base Escrow Amount” has the meaning set forth in Section 2.3(c)(vi).

“Benefit Plans” has the meaning set forth in Section 4.16(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in San Francisco, California or London, England are required to be closed, or are generally closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Loan Note” means a transferrable promissory note substantially in the form attached as Exhibit O hereto, having a face value equal to (i) the Stock Consideration due to the Seller receiving such Buyer Loan Note pursuant to Section 2.3(c) multiplied by (ii) the 30 Day Average Price.

“Buyer Post-Closing Statement” has the meaning set forth in Section 2.5(c).

“C Shares” means C preferred shares of £0.00001 each in the share capital of the Company.

“Call Option” has the meaning set forth in Section 2.4(d)(iii).

“Cap” has the meaning set forth in Section 9.2(d).

“Cash” means all cash, cash equivalents and publicly traded or liquid securities as of the applicable determination date.

“Cash Escrow Contribution” has the meaning set forth in Section 2.3(c)(v).

“Cash Escrow Deposit” has the meaning set forth in Section 2.3(c)(vi).

“Class A Common Stock” has the meaning set forth in Section 5.2.

“Class B Common Stock” has the meaning set forth in Section 5.2.

“Class C Common Stock” has the meaning set forth in Section 5.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment Amount” means an amount equal to (i) the Closing Working Capital Adjustment Amount minus (ii) the Closing Estimated Transaction Expenses.

“Closing Certificate” means a certificate, duly executed on behalf of the Company by the Chief Executive Officer of the Company, containing the following information and the warranty of the Company that all such information is true and accurate in all respects as of the Closing:

(i) the Closing Estimated Working Capital Amount, including the aggregate amount of each category of assets and liabilities of the Company identified on Exhibit N as of the Closing, and the Closing Working Capital Adjustment Amount;

(ii) the Closing Estimated Transaction Expenses; and

(iii) Schedule 1 in final form including the amount payable to each Seller and each Optionholder at the Closing (including, in respect of each Optionholder, the amount of applicable withholding and payroll taxes).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Estimated Transaction Expenses” has the meaning set forth in Section 2.5(b).

“Closing Estimated Working Capital Amount” has the meaning set forth in Section 2.5(b).

“Closing Transaction Expenses” means the aggregate amount of unpaid Transaction Expenses (including any Transaction Expenses that shall become payable after the Closing with respect to services performed or actions taken prior to the Closing Date).

“Closing Working Capital Adjustment Amount” means the amount equal to the lesser of (i) $0.00 and (ii) the sum of (A) the Closing Estimated Working Capital Amount plus (B) $250,000.

“Closing Working Capital Amount” means the amount equal to: (a) the Current Assets of the Company as of the Closing, including Cash, minus (b) the Current Liabilities of the Company (other than Transaction Expenses) as of the Closing, in each case without giving effect to the Transactions, in each case calculated in accordance with U.K. GAAP applying the Accounting Principles. For reference purposes, an example of such calculation, as of the Balance Sheet Date, is included on Schedule 2.5 hereto.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means all Company Shares other than X Shares.

“Common Shares Percentage” means the quotient of (i) the Fully Diluted Common Shares Number divided by (ii) the Fully Diluted Number.

“Company” has the meaning set forth in the Preamble.

“Company Affiliate” means any Person under common control with Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Contract” means any Contract: (i) to which the Company or any of its Subsidiaries is a party; (ii) by which Company or any of its Subsidiaries or any of their assets is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Database” means an electronic or other database containing (in whole or in part) User Data or proprietary or confidential information of the Company or any of its Subsidiaries or any third party that is maintained by or for the Company or any of its Subsidiaries at any time.

“Company Disclosure Schedule” means the schedule (dated as of the Execution Date) delivered to Buyer, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

“Company Employee” means any current or former employee or manager of the Company or any Company Affiliate.

“Company Employee Agreement” means each management, employment, severance, consulting, termination, change-in-control, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, retention or change in control payments or benefits, termination pay, deferred compensation, performance or incentive awards, stock or stock-related awards, stock purchase, pension, health, life insurance, dental, disability, accident, group insurance, fringe benefits, workers’ compensation, vacation pay, enhanced maternity, paternity, adoption or parental entitlements, retirement or welfare benefits, or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and any trust, escrow or other agreement related thereto, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any Liability or obligation.

“Company Equity Plans” has the meaning set forth in Section 4.3(b).

“Company Financial Statements” has the meaning set forth in Section 4.4(a).

“Company IP” means (i) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (ii) all other Intellectual Property Rights in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company IP Contract” means any Company Contract by which the Company or any of its Subsidiaries is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, waiver, release or other right under any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event, effect, claim, circumstance, occurrence or matter (each, an “Effect”) that (I) is materially adverse to the business, condition, assets, capitalization, Liabilities, operations, results of operations or financial performance of the Company and its Subsidiaries taken as a whole or (II) prevents the consummation of the Transactions; provided, however, in no event shall any of the following, in and of themselves, be deemed to constitute a Company Material Adverse Effect: (i) any Effects resulting from changes that are the result of factors generally affecting the industry in which the Company and its Subsidiaries participate, (ii) any Effects resulting from changes in the global economy as a whole; (iii) any Effects resulting from acts of war, sabotage or terrorism; (iv) any Effects resulting from any change in U.K. GAAP or in any Legal Requirement unrelated to the Transactions and of general applicability after the Execution Date; (v) any Effects resulting from actions required to be taken by the Company pursuant to the express terms of this Agreement; (vi) any natural disasters and other force majeure events in the United States or any other country or region in the world, (vii) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the Execution Date and prior to the Closing, provided, that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; (viii) except with respect to Effects resulting from a breach of Section 4.10(e) (Material Contracts), Section 4.12 (Compliance with Laws), Section 4.13 (Governmental Authorizations), Section 4.22(a) (Governmental Consents) or Section 4.23 (Compliance with Organizational Documents), the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; provided, that with respect to clauses (i), (ii), (iii), (iv) and (vi) such Effect does not (A) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (B) disproportionately adversely affect the Company and its Subsidiaries compared to other companies in the same industries in which the Company and its Subsidiaries operate.

“Company Privacy Policy” means each external or internal, past or present privacy policy of the Company or any of its Subsidiaries, including any policy relating to: (a) the privacy of users of any Company Website; (b) the collection, storage, disclosure, transfer, or other processing of any User Data; or (c) information about individuals who are employees of the Company or are associated with Persons with whom the Company or any of its Subsidiaries has an agreement other than its terms of use or terms of service agreement.

“Company Options” has the meaning set forth in Section 4.3(b).

“Company Organizational Documents” has the meaning set forth in Section 3.1(b).

“Company Products” means the Published Company Products and the New Products.

“Company Shares” means the Ordinary Shares, B Shares, C Shares, D Shares and X Shares, including any such shares issued after the Execution Date.

“Company Software” means Software (including Software code) owned, designed, developed (or currently being developed), used, marketed, distributed, provided, published licensed or sold by the Company or any of its Subsidiaries at any time (including any Software that is part of, or is used in the design, development, distribution, publication, testing, maintenance, or support of, any Company Product, but excluding any third-party Software that is generally available on standard commercial terms and is licensed to the Company or any of its Subsidiaries solely for internal use, in object code form, and on a non-exclusive basis).

“Company Website” means any public or private website owned, maintained, or operated at any time by or on behalf of the Company or any of its Subsidiaries.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between Parent and the Company, dated November 12, 2013.

“Consent” means any approval, consent, ratification, permission, authorization, waiver, registration, qualification, designation, declaration, or filing with, any Person (including any Governmental Authority).

“Contested Claim” has the meaning set forth in Section 9.5(e)(ii).

“Continuing Employees” has the meaning set forth in Section 6.4(a).

“Contract” means any written, oral or other legally binding agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“CTA 2010” means the UK Corporation Tax Act 2010.

“Current Assets” means an amount equal to the sum of all accounts receivable (net of reserves for doubtful accounts), prepayments or amounts on deposit and other current assets of the Company, determined in accordance with U.K. GAAP applying the Accounting Principles as of 12:01 a.m. on the Closing Date (without giving effect to the Transactions).

“Current Liabilities” means an amount equal to the sum of all current liabilities of the Company, determined in accordance with U.K. GAAP applying the Accounting Principles as of 12:01 a.m. on the Closing Date (without giving effect to the Transactions), but excluding the Transaction Expenses.

“D Shares” means D preferred shares of £0.00001 each in the share capital of the Company.

“Election” has the meaning set forth in Section 2.3(a)(ii).

“Employee Cash Consideration” means for each Employee Seller, an amount equal to the product of (i) the Per Common Share Price, multiplied by (ii) the number of Common Shares held by such Employee Seller immediately prior to the Closing (as described opposite such Employee Seller’s name on Schedule 1), multiplied by (iii) 0.50.

“Employee Consideration” means the Employee Cash Consideration and the Employee Stock Consideration.

“Employee Seller” means each Seller who is a Continuing Employee other than the Founder and the Key Employees.

“Employee Stock Consideration” means for each Employee Seller, the number of shares of Class A Common Stock rounded down to the nearest whole number, equal to (A) the product of (i) the Per Common Share Price, multiplied by (ii) the number of Common Shares held by such Employee Seller immediately prior to the Closing (as described opposite such Employee Seller’s name on Schedule 1), multiplied by (iii) 0.50, divided by (B) the 30 Day Average Price; provided, that such Class A Common Stock will be subject to vesting pursuant to the terms of the Restricted Stock Award Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning set forth in Section 2.4(a).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” has the meaning set forth in Section 4.17.

“Equity Plan Amendment” has the meaning set forth in Section 2.3(b)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.16(e).

“Escrow Account” has the meaning set forth in Section 2.3(c)(i).

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” has the meaning set forth in Section 2.4(a).

“Escrow Fund” has the meaning set forth in Section 2.4(a).

“Escrow Period” has the meaning set forth in Section 9.5(b).

“Estimated Closing Date Statement” means a statement in the form prescribed in Section 2.5(a) certifying an estimated, unaudited balance sheet of the Company as of the Closing Date, and including the Company’s good faith estimate of (i) the Estimated Working Capital Amount and (ii) the Estimated Transaction Expenses.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Estimated Working Capital Amount” has the meaning set forth in Section 2.5(a).

“Event” includes any actual, and any deemed, event, transaction, deed, act, payment, omission, distribution, loan, the death of any person and the entry into this Agreement and/or Closing.

“Exchange Act” has the meaning set forth in Section 4.11(c).

“Exchange Rate” shall mean the applicable exchange rate for the conversion of British Pounds into U.S. Dollars (as reported in the Eastern Edition of The Wall Street Journal or, if not reported thereby, another authoritative source, on the Business Day prior to the Execution Date).

“Exercise Period” has the meaning set forth in Section 6.5(a).

“Execution Date” has the meaning set forth in the Preamble.

“Expense Deposit” has the meaning set forth in Section 2.3(c)(viii).

“Expense Fund” has the meaning set forth in Section 2.4(d).

“FA 1986” means the UK Finance Act 1986.

“Fenwick” has the meaning set forth in Section 10.15.

“Final Adjustment Statement” has the meaning set forth in Section 2.5(d).

“Final Closing Transaction Expenses” has the meaning set forth in Section 2.5(e).

“Final Working Capital Adjustment Amount” means the amount equal to the lesser of (i) $0.00 and (ii) the sum of (A) the Final Working Capital Amount plus (B) $250,000.

“Final Working Capital Amount” has the meaning set forth in Section 2.5(e).

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Form S-3” means a registration statement on Form S-3 under the Securities Act.

“Founder” means Torsten Reil.

“Founder Cash Consideration” means, for Founder, an amount equal to (i) the product of (A) the Per X Share Price multiplied by (B) 0.50 multiplied by (C) the number of X Shares held by Founder immediately prior to the Closing (as described opposite Founder’s name on Schedule 1), plus (ii) the product of (A) the Per Common Share Price, multiplied by (B) the number of Common Shares held by Founder immediately prior to the Closing (as described opposite Founder’s name on Schedule 1), multiplied by (C) 0.50, it being understood that (x) an amount equal to 0.50 multiplied by Founder’s Indemnifiable Pro Rata Share of the Base Escrow Amount shall be deposited into the Escrow Fund at Closing pursuant to Section 2.3, (y) an amount equal to Founder’s Indemnifiable Pro Rata Share of the Net Working Capital Expense Deposit shall be deposited with the Sellers’ Representative at Closing pursuant to Section 2.3 and (z) an amount equal to the Founder’s Indemnifiable Pro Rata Share of the Expense Deposit shall be deposited with the Sellers’ Representative at the Closing pursuant to Section 2.3.

“Founder Consideration” means the Founder Cash Consideration and the Founder Stock Consideration.

“Founder Stock Consideration” means, for Founder, the number of shares of Class A Common Stock rounded down to the nearest whole number, equal to (i) the product of (A) the the Per X Share Price multiplied by (B) 0.50 multiplied by (C) the number of X Shares held by Founder immediately prior to the Closing (as described opposite Founder’s name on Schedule 1), plus (ii) the product of (A) the Per Common Share Price, multiplied by (B) the number of Common Shares held by Founder immediately prior to the Closing (as described opposite Founder’s name on Schedule 1), multiplied by (C) 0.50, divided by (C) the 30 Day Average Price; provided, that such Class A Common Stock will be subject to vesting pursuant to the terms of a Restricted Stock Award Agreement.

“Fully Diluted Number” means the sum of (A) the number of Company Shares issued and outstanding immediately prior to the Closing, plus (B) the number of Company Shares that would be issuable upon the exercise in full of all of the Company Options that remain in force and effect immediately before the Closing (regardless of any vesting conditions) as if such Company Options had been exercised by the Optionholder paying the cash exercise price stated in each such Option; it being understood that “Fully Diluted Number” shall include any such Company Options that are cancelled pursuant to Section 6.5.

“Fully Diluted Common Shares Number” means the sum of (A) the number of Common Shares issued and outstanding immediately prior to the Closing, plus (B) the number of Common Shares that would be issuable upon the exercise in full of all of the Company Options with respect to Common Shares that remain in force and effect immediately before the Closing (regardless of any vesting conditions) as if such Company Options had been exercised by the Optionholder paying the cash exercise price stated in each such Option; it being understood that “Fully Diluted Common Shares Number” shall include any such Company Options that are cancelled pursuant to Section 6.5.

“Fully Diluted X Shares Number” means the sum of (A) the number of X Shares issued and outstanding immediately prior to the Closing, plus (B) the number of X Shares that would be issuable upon the exercise in full of all of the Company Options with respect to X Shares that remain in force and effect immediately before the Closing (regardless of any vesting conditions) as if such Company Options had been exercised by the Optionholder paying the cash exercise price stated in each such Option.

“Fundamental Warranties” has the meaning set forth in Section 9.1.

“Governmental Authority” means any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (iv) multi-national organization or body; or (v) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Governmental Authorization” means any: (i) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HMRC” means Her Majesty’s Revenue and Customs.

“Holdback Shares” means a number of Parent Shares equal to (i) 0.5 multiplied by an amount equal to (ii) (A) the Founder’s Indemnifiable Pro Rata Share of the Base Escrow Amount divided by (B) the 30 Day Average Price.

“Holder Indemnified Parties” has the meaning set forth in Section 6.10(a).

“HSR Act” has the meaning set forth in Section 4.22(b).

“IHTA 1984” means the UK Inheritance Tax Act 1984.

“Indebtedness” means, without duplication (but, in each case, excluding all trade payables incurred in the Ordinary Course of Business): (i) all indebtedness for borrowed money, including any prepayment penalties for such indebtedness to the extent applicable; (ii) all outstanding obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts or accrued expenses recorded as current liabilities arising in the Ordinary Course of Business; (iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured); (iv) all obligations evidenced by notes, including promissory notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by a Person; (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (vii) all agreements, undertakings or arrangements by which any Person guarantees, endorses or becomes or is contingently liable for any of the obligations described in foregoing clauses of another Person.

“Indemnifiable Pro Rata Share” means, (i) in respect of any Outside Seller, the percentage obtained by dividing (A) an amount equal to the product of (1) the Per Common Share Price multiplied by (2) the total number of Common Shares held by such Outside Seller immediately prior to the Closing, by (B) the Indemnifying Parties Aggregate Consideration and (ii) in respect of the Founder, the percentage obtained by dividing (A) an amount equal to the product of (1) the Per X Share Price multiplied by (2) the total number of X Shares held by the Founder immediately prior to the Closing plus (2) the product of (I) the Per Common Share Price multiplied by (II) the total number of Common Shares held by Founder immediately prior to the Closing, by (B) the Indemnifying Parties Aggregate Consideration.

“Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Parties” has the meaning set forth in Section 9.2(a).

“Indemnifying Parties Aggregate Consideration” means an amount equal to (i) the product of (A) the Per Common Share Price multiplied by (B) the total number of Common Shares held by the Founder and all Outside Sellers immediately prior to the Closing plus (ii) the product of (A) the Per X Share Price multiplied by (B) the total number of X Shares held by the Founder immediately prior to the Closing.

“Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Independent Auditor” has the meaning set forth in Section 2.5(e).

“Independent Auditor’s Determinations” has the meaning set forth in Section 2.5(e).

“Insider Receivables” means all amounts owed to the Company by any Company Employee or Seller.

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means and include all algorithms, application keys, application programming interfaces, apparatus, databases and data collections, diagrams, domain names, dramatic works, formulae, graphics, inventions (whether or not patentable), know-how, trade secrets, logos, marks (including brand names, product names, literary works, logos, slogans and other indicia of origin), methods, musical works, network configurations and architectures, net lists, pictoral, graphic and sculptural works, processes, proprietary information, protocols, psd source files, schematics, specifications, Software, Software code (in any form including Source Code and executable or object code), sound recordings, subroutines, techniques, three-dimensional models, URLs, user interfaces, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” means all rights and interests associated with Intellectual Property throughout the world, including all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, trade name and domain name rights and similar rights, and all goodwill appurtenant thereto; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) rights in or relating to registrations, renewals, extensions, combinations, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“Investor Questionnaire” means the Investor Questionnaire completed by each Seller and delivered to Buyer.

“IRS” means the Internal Revenue Service.

“Issuer Indemnified Parties” has the meaning set forth in Section 6.10(b).

“ITEPA” means the UK Income Tax (Earnings and Pensions) Act 2003.

“Joinder Agreement” means the Joinder Agreement substantially in the form of Exhibit H.

“Key Employee Cash Consideration” means, for each Key Employee, an amount equal to the product of (i) the Per Common Share Price, multiplied by (ii) the number of Common Shares held by such Key Employee immediately prior to the Closing (as described opposite such Key Employee’s name on Schedule 1), multiplied by (iii) 0.50.

“Key Employee Consideration” means the Key Employee Cash Consideration and the Key Employee Stock Consideration.

“Key Employee Stock Consideration” means, for each Key Employee, the number of shares of Class A Common Stock rounded down to the nearest whole number, equal to (i) the product of (A) the Per Common Share Price, multiplied by (B) the number of Common Shares held by such Key Employee immediately prior to the Closing (as described opposite such Key Employee’s name on Schedule 1), multiplied by (C) 0.50, divided by (C) the 30 Day Average

Price; provided, that such Class A Common Stock will be subject to vesting pursuant to the terms of a Restricted Stock Award Agreement.

“Key Employees” means Adam Whittaker, Kevin Allington, Barclay Deeming and Simon Mack.

“Knowledge” of an individual of a particular fact or other matter means such individual (i) is actually aware of such fact, circumstance, event or other matter in question or (ii) would reasonably be expected to have of knowledge of such fact, circumstance, event or other matter in question after reasonable investigation. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any of the individuals identified on Schedule A has Knowledge of such fact or other matter. Parent shall be deemed to have “Knowledge” of a particular fact or other matter if the general counsel of Parent has Knowledge of such fact or other matter.

“Leased Real Property” has the meaning set forth in Section 4.7(c).

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, judgment, edict, decree, rule, regulation, ruling, requirement, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Loss” has the meaning set forth in Section 9.2(a).

“Losses” has the meaning set forth in Section 9.2(a).

“Management Rights Agreements” means (i) the Management Rights letter agreement, dated April 24, 2006, by and between Benchmark Europe II, L.P. and the Company, (ii) the Management Rights letter agreement, dated April 24, 2006, by and between The Chancellor, Masters and Scholars of the University of Oxford and the Company, (iii) the letter agreement, dated December 2, 2008, by and between NVIDIA International, Inc. and the Company and (iv) each other agreement providing for similar management rights by and between the Company and one or more of its shareholders (other than the Shareholders Agreement and any Company Organizational Documents).

“Material Contract” has the meaning set forth in Section 4.10(a).

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Materials of Environmental Concern” has the meaning set forth in Section 4.17.

“Maximum Individual Amount” means (i) in respect of any Employee Seller, Key Employee or Outside Seller, an amount equal to the product of (A) 0.2 multiplied by (B) the Per Common Share Price multiplied by (C) the total number of Common Shares held by such Employee Seller, Key Employee or Outside Seller immediately prior to the Closing and (ii) in respect of the Founder, an amount equal to the sum of (A) the product of (1) 0.2 multiplied by (2) the Per X Share Price multiplied by (3) the number of X Shares held by the Founder immediately prior to the Closing plus (B) the product of (1) 0.2 multiplied by (2) the Per Common Share Price multiplied by (3) the total number of Common Shares held by Founder immediately prior to the Closing. For the avoidance of doubt, any amounts paid by an Outside Seller or the Founder pursuant to reductions from the Escrow Fund or Holdback Shares shall be taken into account when determining whether such Seller’s Maximum Individual Amount has been exceeded.

“NASDAQ” has the meaning set forth in Section 5.5.

“Net Negative Adjustment Amount” has the meaning set forth in Section 2.5(f)(ii).

“Net Positive Adjustment Amount” has the meaning set forth in Section 2.5(f)(i).

“Net Working Capital Expense Deposit” has the meaning set forth in Section 2.3(c)(vii).

“Net Working Capital Expense Fund” has the meaning set forth in Section 2.4(c).

“New Products” has the meaning set forth in Section 4.9(a).

“No-Shop Agreement” means that certain No-Shop Letter Agreement between Parent and the Company, dated January 3, 2014.

“Non-U.K. Employee” means those current Company Employees who work outside the United Kingdom.

“Objection Notice” has the meaning set forth in Section 2.5(d).

“Officer” means Adam Whittaker and Torsten Reil.

“Officer’s Certificate” has the meaning set forth in Section 9.2(f).

“Open Source Code” means Software or similar subject matter that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, the Netscape Public License, the Open Software License, the Sleepycat License, the Common Development and Distribution License, and any variant or derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative.

“Option Exchange Ratio” has the meaning set forth in Section 6.5(b).

“Optionholder” means a holder of an outstanding Company Option

“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority entered into in connection with any Proceeding.

“Ordinary Course of Business” an action taken by or on behalf of the Company or any of its Subsidiaries shall not be deemed to have been taken in the “Ordinary Course of Business” unless: (i) such action is recurring in nature, is consistent with the Company’s past practices and is taken in the ordinary course of the Company’s normal day-to-day operations; (ii) such action is taken in accordance with reasonably sound and prudent business practices; (iii) such action is not required to be authorized by the Company’s board of directors or any committee of the Company’s board of directors and does not require any other separate or special authorization of any nature; and (iv) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Entities that are engaged in businesses similar to the Company’s business.

“Ordinary Shares” means ordinary shares of £0.00001 each in the share capital of the Company.

“Outside Cash Consideration” means for each Outside Seller, an amount equal to the product of (i) Outside Seller Per Share Cash Consideration, multiplied by (ii) the number of Common Shares held by such Outside Seller immediately prior to the Closing (as described opposite such Seller’s name on Schedule 1), it being understood that (x) an amount equal to such Outside Seller’s Indemnifiable Pro Rata Share of the Base Escrow Amount shall be deposited into the Escrow Fund at Closing pursuant to Section 2.3; (y) an amount equal to such Outside Seller’s Pro Rata Share of the Net Working Capital Expense Deposit shall be deposited into the Escrow Fund at Closing pursuant to Section 2.3 and (z) an amount equal to such Outside Seller’s Pro Rata Share of the Expense Deposit shall be deposited with the Sellers’ Representative at Closing pursuant to Section 2.3.

“Outside Consideration” means the Outside Cash Consideration and the Outside Stock Consideration.

“Outside Seller” means each Seller who is not an Employee Seller, the Founder or the Key Employees.

“Outside Seller Per Share Cash Consideration” means an amount equal to (i) the Aggregate Outside Cash Consideration divided by (ii) the number of Common Shares held by all Outside Sellers immediately prior to the Closing.

“Outside Stock Consideration” means for each Outside Seller, the number of shares of Class A Common Shares rounded down to the nearest whole number, equal to (i) the product of (A) (1) the Per Common Share Price minus (2) the Outside Seller Per Share Cash Consideration, multiplied by (B) the number of Common Shares held by such Outside Seller immediately prior to the Closing (as described opposite such Seller’s name on Schedule 1), divided by (ii) the 30 Day Average Price.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any Effect that (I) is materially adverse to the business, condition, assets, capitalization, Liabilities, operations, results of operations or financial performance of Parent and its Subsidiaries taken as a whole or (II) prevents the consummation of the Transactions; provided, however, in no event shall any of the following, in and of themselves, be deemed to constitute a Parent Material Adverse Effect: (i) any Effects resulting from changes that are the result of factors generally affecting the industry in which Parent and its Subsidiaries participate, (ii) any Effects resulting from changes in the U.S. or global economy as a whole; (iii) any Effects resulting from acts of war, sabotage or terrorism; (iv) any Effects resulting from any change in U.S. GAAP or in any Legal Requirement unrelated to the Transactions and of general applicability after the Execution Date, (v) any failure by Parent to meet any estimates of revenues or earnings for any period ending on or after the Execution Date and prior to the Closing, provided, that the exception in this clause (v) shall not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Parent Material Adverse Effect; (vi) a decline in the price of the Parent Shares on NASDAQ, provided, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect; (vii) any Effects resulting from actions required to be taken by Parent pursuant to the express terms of this Agreement; (viii) any natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (ix) except with respect to Effects resulting from a breach of Section 5.5 (Governmental Consents) or Section 5.6 (Compliance with Documents), the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; provided, that with respect to clauses (i), (ii), (iii), (iv) and (viii) such Effect does not (A) primarily relate only to (or have the effect of primarily relating only to) Parent and its Subsidiaries or (B) disproportionately adversely affect Parent and its Subsidiaries compared to other companies in the same industries in which Parent and its Subsidiaries operate.

“Parent Reports” has the meaning set forth in Section 5.7(a).

“Parent Shares” has the meaning set forth in Section 5.2.

“Paying Agent” means WilmerHale.

“Per Common Share Price” means (i) the Aggregate Common Shares Consideration, divided by (ii) the Fully Diluted Common Shares Number.

“Per X Share Price” means (i) the Aggregate X Shares Consideration, divided by (ii) the Fully Diluted X Shares Number.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit card number, other customer or account number, or any other piece of information that allows the identification of a natural person.

“PFIC” has the meaning set forth in Section 9.3(e).

“Pre-Closing Tax Period” has the meaning set forth in Section 9.2(a)(vii).

“Pre-Closing Dividend” means the declaration and payment of a dividend to those persons holding Company Shares immediately prior to Closing after a reduction of the share capital of the Company.

“Preferred Stock” has the meaning set forth in Section 5.2.

“Preferred Majority Consent” means the consent substantially in the form of Exhibit G, delivered to Buyer on the Closing Date.

“Privileged Communications” has the meaning set forth in Section 10.15.

“Pro Rata Share” means, (i) in respect of any Employee Seller, Key Employee or Outside Seller, the percentage obtained by dividing (A) an amount equal to the product of (1) the Per Common Share Price multiplied by (2) the total number of Common Shares held by such Employee Seller, Key Employee or Outside Seller immediately prior to the Closing, by (B) the Sellers’ Aggregate Consideration and (ii) in respect of the Founder, the percentage obtained by dividing (A) an amount equal to (1) the product of (I) the Per X Share Price multiplied by the total number of X Shares held by Founder immediately prior to the Closing plus (2) the product of (I) the Per Common Share Price multiplied by (II) the total number of Common Shares held by Founder immediately prior to the Closing, by (B) the Sellers’ Aggregate Consideration.

“Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Authority or any arbitrator or arbitration panel.

“Prospectus” has the meaning set forth in Section 6.10(a).

“Published Company Products” has the meaning set forth in Section 4.9(a).

“Put Option” has the meaning set forth in Section 2.4(d)(ii).

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Registrable Shares” means all Parent Shares issued to Outside Sellers pursuant to this Agreement; provided, however, that any Parent Share issued pursuant to this Agreement shall cease to be a Registrable Share when (a) it has been effectively registered under the Securities Act and disposed of in accordance with the Resale Registration Statement, (b) it is transferred in compliance with Rule 144 under the Securities Act or any successor provision, such that no restrictive legend is required after giving effect to such transfer, (c) it may be transferred pursuant to Rule 144 under the Securities Act or any successor provision without regard to any holding period, volume limitation or manner of sale restrictions, or (d) it has ceased to be outstanding.

“Regulation D” means Rules 500 - 507 promulgated under the Securities Act.

“Regulation S” means Rules 901 - 905 promulgated under the Securities Act.

“Related Party” means: (i) each individual who is, or who has or at any time been, an employee that directly reports to the Founder or director of the Company or any of its Subsidiaries; (ii) each member of the family of each of the individuals referred to in clause (i) above; and (iii) any Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest; provided, however, that, any portfolio company of any affiliate of a director or Officer of the Company or any of its Subsidiaries, shall not be deemed to be a “Related Party” unless the Company has knowledge that such portfolio company is a portfolio company of an affiliate of a director or officer of the Company or any of its subsidiaries.

“Relevant Benefits” means any pension, lump sum, gratuity or other like benefit provided or to be provided on retirement or on death, or by virtue of a pension sharing order or provision, or, in connection with past service, after retirement or death.

“Relief” includes any relief, reduction, exemption, allowance, loss, deduction, credit, set-off, postponement, roll-over or hold-over in each case in respect of any Tax or relevant to the computation of any liability to Taxation and shall include a right to repayment of Taxation (including any repayment supplement or interest in respect of such repayment).

“Remaining Escrow Amount” has the meaning set forth in Section 9.5(c)(iii).

“Representatives” means officers, managers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Resale Registration Statement” has the meaning set forth in Section 6.10.

“Restricted Stock Award Agreement” means a Parent Restricted Stock Award Agreement, substantially in the form of Exhibit J.

“SEC” has the meaning set forth in Section 3.7(c).

“Securities Act” has the meaning set forth in Section 3.7(a).

“Seller” has the meaning set forth in the Preamble.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Aggregate Consideration” means an amount equal to (i) the product of (A) the Per Common Share Price multiplied by (B) the total number of Common Shares held by the

Founder, all Employee Sellers, all Key Employees and all Outside Sellers immediately prior to the Closing plus (ii) the product of (A) the Per X Share Price multiplied by (B) the total number of X Shares held by the Founder.

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sellers’ Representative Expense” has the meaning set forth in Section 9.7(b).

“Shareholders Agreement” has the meaning set forth in Section 3.1(b).

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in Source Code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Source Code” means the software programming code (including flash .swf source code, C++ server source code and JAVA source code) expressed in human readable language, including complete maintenance documentation, procedures, flow charts, schematic diagrams and annotations which comprise the pre-coding detail design specification, and all other material necessary to allow a reasonably skilled programmer or analyst to build, maintain and enhance the software.

“Stock Consideration” means the Employee Stock Consideration, the Founder Stock Consideration, the Key Employee Stock Consideration and the Outside Stock Consideration.

“Straddle Period” has the meaning set forth in Section 9.3(b).

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors, board of managers or other governing body; or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Suspension” has the meaning set forth in Section 6.10(c).

“Suspension Notice” has the meaning set forth in Section 6.10(c).

“Tail Insurance Coverage” has the meaning set forth in Section 6.8.

“Tax” or “Taxes” means (i) any federal, state, local or foreign tax, or other governmental assessment, impost or duty including, but not limited to, capital, franchise, excise, estimated,

value-added, replacement, stamp, occupation, successor or similar taxes (including any VAT) as well as taxes based on income, employment, property, sales or use tax (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Authority” means any taxing or other authority, whether of the United Kingdom or elsewhere, that is competent to impose, collect or administer any Tax.

“Tax Return” means any federal, state, provincial, local or foreign Tax return, declaration, report, statement, schedule, attachment, notice, form, or information return (including any amendment to any of the foregoing) required to be filed with respect to Taxes including, but not limited to, any return, declaration, report, statement, schedule, attachment, notice, form, or information return related to taxes based on income, employment, property, sales or use tax.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Threshold Amount” has the meaning set forth in Section 9.2(e).

“Total Equity Value” means an amount equal to (i) $585,000,000 minus (ii) the absolute value of the Closing Adjustment Amount minus (iii) the Aggregate Post-Closing ZSU Value.

“Trademark” has the meaning set forth in Section 4.8(g)(ii).

“Trading Price” has the meaning set forth in Section 9.5(c)(iii).

“Transactions” has the meaning set forth in Section 2.3(b)(i).

“Transaction Expenses” means (i) all expenses of the Company (or any of its Affiliates payable or to be paid by the Company, including legal counsel to the Sellers) (excluding transfer, documentary, sales, use, stamp duty, registration and any other such Taxes, and any conveyance fees or recording charges incurred in connection with the Transactions, which are governed by Section 9.3(c) of this Agreement) incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement, the Transactions to be consummated on or before the Closing Date, and the Closing, including fees and disbursements of attorneys, investment bankers, accountants, brokers and other advisors and service providers, including transaction bonuses or similar amounts payable to employees, which, in each case, have not been paid prior to the Closing, whether incurred prior to the Execution Date, between the Execution Date and the Closing Date, and whether or not invoiced prior to the Closing Date, (ii) the items set forth on Schedule B and (iii) the amounts described on Schedule C.

“U.K. Employee” means those Company Employees who work in the United Kingdom.

“U.K. GAAP” means generally accepted accounting practice in the United Kingdom as in effect as of the applicable date of determination.

“U.K. Pension Scheme” means the group personal pension scheme administered by Aviva.

“Unaudited Balance Sheet” has the meaning set forth in Section 4.4(a).

“Unsatisfied Claims” has the meaning set forth in Section 9.5(b).

“U.S. Benefit Plan” has the meaning set forth in Section 4.16(d).

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect as of the applicable date of determination.

“U.S. Seller” has the meaning set forth in Section 9.3(e).

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company from users of any Company Website.

“VAT” means (a) any tax imposed in compliance with, and subject to derogations from, EC Directive 2006/112 (including, in relation to the UK, value added tax imposed by VATA and legislation and regulations supplemental thereto); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere.

“VATA” means the UK Value Added Tax Act 1994.

“Vesting Criteria” means a four (4)-year vesting term with the following conditions: (i) the vesting commencement date will occur on the 15th day of the month immediately following the Closing and (ii) the award vests as to 25% of the ZSUs (rounded down to the nearest whole ZSU) on the first anniversary of the vesting commencement date, with the balance vesting as to 1/16th of the ZSUs (rounded down to the nearest whole ZSU, except for the last vesting installment) every three months thereafter, in each case subject to continued employment.

“WilmerHale” has the meaning set forth in Section 10.15.

“X Shares” means X shares of £0.00001 each in the share capital of the Company.

“ZSUs” means a non-voting unit of measurement, which is deemed for bookkeeping purposes to be equivalent in value to one outstanding share of Class A Common Stock and is subject to the Vesting Criteria.